Exhibit 4.26
Private & confidential
Dated:  20th July, 2016
ALPHA BANK A.E.
 (as Lender)
- and -
ECO SEVEN INC.
 (as Borrower)

LOAN AGREEMENT for a loan facility of up to US $23,350,000

Theo V. Smooths & Co.
Law Offices
Piraeus

TABLE OF CONTENTS
CLAUSE	HEADINGS	PAGE

1	PURPOSE, DEFINITIONS AND INTERPRETATION	1
2	THE COMMITMENT AND THE LOAN	21
3	INTEREST AND INTEREST PERIODS	25
4	REPAYMENT AND PREPAYMENT	29
5	FEES, EXPENSES, VAT, STAMP DUTY ETC	33
6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS	35
7	REPRESENTATIONS AND WARRANTIES	37
8	UNDERTAKINGS	44
9	CONDITIONS	60
10	EVENTS OF DEFAULT	61
11	INDEMNITIES	69
12	UNLAWFULNESS AND INCREASED COST	74
13	SECURITY, APPLICATION AND SET-OFF	76
14	EARNINGS ACCOUNT	78
15	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE	81
16	MISCELLANEOUS	84
17	COMMUNICATIONS	89
18	GOVERNING LAW AND JURISDICTION	90

SCHEDULES
Schedule 1:  Form of Drawdown Notice
Schedule 2:  Documents and evidence required as conditions precedent
Schedule 3:  Form of Compliance Certificate
Schedule 4:  Form of Insurance Letter

THIS AGREEMENT is dated this 20th July, 2016 and made BETWEEN:
(1)
ALPHA BANK A.E., a banking societe anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece, as lender (hereinafter called the "Lender", which expression shall include its successors in title, Assignees and Transferees); and

(2)
ECO SEVEN INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as borrower (hereinafter called the "Borrower" which expression shall include its successors)

IT IS AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Amount and Purpose
This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrower a loan of up to the lesser of (a) Twenty three million three hundred fifty thousand Dollars ($23,350,000) and (b) 65% of the Market Value of the Vessel, such Market Value to be ascertained by a valuation to be obtained by the Lender, at the Borrower's expense, not more than (60) days prior to the Delivery Date, to be used to finance on a post-delivery basis part of the Contract Price of the Vessel.
1.2	Definitions
Subject to Clause 1.3 (Interpretation), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:
"Accounts Pledge Agreement" means an agreement to be made between the Borrower and the Lender for the creation of a pledge in favour of the Lender over the Earnings Account, in form and substance satisfactory to the Lender;
"Alternative Rate" means a rate agreed between the Lender and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6 (Market disruption - Non Availability);
"Applicable Sanctions" means any Sanctions by which any Security Party is bound or to which it is subject (which shall include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America) or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party;
"Approved Shipbrokers" means together, Arrow Shipbrokers, Allied Shipbroking Inc., H. Clarkson & Co. Ltd., Golden Destiny, RS Platou, Feamleys and Braemar Seascope Valuations Ltd., Grieg or any other first class independent firm of internationally known shipbrokers, appointed by the Lender at its discretion and includes their respective successors in title and "Approved Shipbroker" means any of them;
"Assignee" has the meaning ascribed thereto in Clause 15 (Assignment, Transfer, Participation, Lending Office);
"Balloon Instalment" means the part of the Loan amounting to Dollars Twelve million five hundred thousand ($12,500,000);
"Banking Day" means any day (other than Saturday or Sunday) on which banks and foreign exchange markets in New York, London, Piraeus and Athens (or any other relevant place of payment under Clause 6 (Payments and Taxes; Accounts and Calculations)) and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Lender, are open for the transaction of business of the nature contemplated in this Agreement;
"Borrowed Money" means Financial Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets or services acquired (excluding trading credit in the normal course of business), (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Financial Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;
"Borrower" means the Borrower as specified at the beginning of this Agreement and includes its successors in title;
"Break Costs" means all costs, losses, premiums or penalties incurred by the Lender in the circumstances contemplated by Clause 12.1 (Unlawfulness), or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 4 (Repayment-Prepayment) or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan, and any liabilities, expenses or losses incurred by the Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or swap, transaction or arrangement entered into by the Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement;
"Builder" means, Hyundai Miro Dockyard Co., Ltd., a corporation duly organised and existing under the laws of the Republic of Korea, having its principal office at 100 Bangeojinsunhwan-Doro, Dong-Gu, Ulsan, Korea and includes its successors in title;
"Charterparty" means any time or bareboat charterparty or contract of affreightrnent, agreement or related document in respect of the employment of the Vessel whether now existing or hereinafter entered into by the Owner or any person, firm or company on its behalf for a period of twelve (12) months or more with a charterer, at a daily rate and on terms and conditions reasonably acceptable to the Lender (and shall include any addenda thereto) and includes the Stena Charterparty;
"Charterparty Assignment" means the assignment of the Stena Charterparty and after the termination thereof of any other Charterparty, executed or (as the context may require) to be executed by a Borrower in favour of the Lender, in form and substance satisfactory to the Lender and endorsed by the relevant charterer in case of occurrence of an Event of Default;
"CISADA" means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;
"Classification" in relation to the Vessel means the classification referred to in the Mortgage registered thereon with the Classification Society;
"Classification Society" in relation to the Vessel means such classification society which is a member of IACS and which the Lender shall, at the request of the Owner, have agreed in writing to be treated as the Classification Society for the purposes of the Finance Documents;
"Commercial Manager" in relation to the Vessel means for the time being Central Shipping Monaco, a company duly incorporated under the laws of Monaco and having a office in Monaco at Palais de la Scala, 1 Avenue Henry Dunant, MC 98000 Monaco, and/or any other person nominated by the Owner and acceptable to the Lender, which shall act as the commercial manager of the Vessel, and includes its successors in title;

"Commitment" means the amount which the Lender has agreed to lend to the Borrower under Clause 2 (The Commitment and the Loan) as reduced by any relevant term of this Agreement;
"Commitment Letter" means the commitment letter of the Lender dated 12th May, 2016 addressed to the Borrower;
"Compliance Certificate" means a certificate substantially in a form of Schedule 2 signed by the chief financial officer ("CFO") of Top Ships or, if the CFO is not available, by a director of Top Ships;
"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
"Contract" in relation to the Vessel means the shipbuilding contract dated 6th March, 2015 made between the Builder, as builder and the Borrower, as buyer, as the same may be amended and supplemented from time to time, relating to the construction and sale by the Builder, and the purchase by the Borrower of the Vessel;
"Contract Price" means the purchase price for the Vessel payable by the Buyer to the Builder in accordance with the Contract, being the sum of Thirty three million eight hundred thousand Dollars ($33,800,000) or such other sum as is determined in accordance with the terms and conditions of the Contract;
"Corporate Guarantee" means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the Corporate Guarantor as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the other Finance Documents, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented;
"Corporate Guarantor" means Central Mare Inc., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, and/or any other person nominated by the Borrower and acceptable to the Lender which may give a Corporate Guarantee and includes its successors in title;
"Default" means any Event of Default or any event which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) constitute an Event of Default;

"Default Rate" means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default interest);
"Delivery" means the delivery of the Vessel from the Builder to, and the acceptance of the Vessel by, the Borrower pursuant to the Contract;
"Delivery Date" means the date upon which Delivery occurs;
"DOC" means a document of compliance issued to an Operator in accordance with the ISM Code;
"Dollars" (and the sign "$") means the lawful currency for the time being of the United States of America;
"Drawdown Date" means, in relation to the Commitment, any date, being a Banking Day falling during the Drawdown Period, on which the Borrower requests the Commitment to be made as specified in the Drawdown Notice (whether or not the Commitment is actually made available or not);
"Drawdown Notice" means a notice substantially in the terms of Schedule 1 (or in any other form which the Lender approves);
"Drawdown Period" means the period starting on the date of this Agreement and ending on the 30th May, 2017 or such later date as otherwise agreed with the Lender;
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner and which arise out of the use or operation of the Vessel, including (but not limited to), including all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel and any other earnings whatsoever due or to become due to the Owner in respect of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;
"Earnings Account" in relation to the Vessel means the account to be opened and maintained with the Lending Office or with any other branch or office of the Lender or any other office of the Lender which the Lender may designate to the Borrower at the discretion of the Lender pursuant to Clause 14.7 (Relocation of Earnings Account) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrower, to which (inter alia) all Earnings of the Vessel and/or any other moneys are to be paid in accordance with the provisions of this Agreement and/or the General Assignment and/or any of the other Finance Documents;
"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect) or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;
"Environmental Affiliate" means any agent or employee of the Owner or any other Relevant Party or any person having a contractual relationship with the Owner or any other Relevant Party in connection with the Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Vessel;
"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from such Relevant Ship required under any Environmental Law;
"Environmental Claim" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Laws or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;
"Environmental Incident" means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Owner or a Manager is/are actually or allegedly at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Owner or a Manager is/are actually or allegedly at fault or otherwise liable;
"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;
"Event of Default" means any event or circumstance set out in Clause 10.1 (Events) or described as such in any of the Finance Documents;
"Expenses" means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:
(a)
all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen's pension fund dues) suffered, incurred, charged to or paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrower in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 5.2 (Expenses); and
(c)
interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the rate referred to in Clause 3.4 (Default interest) (as conclusively certified by the Lender);

"FATCA" means:
(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other associated official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
"FATCA Deduction" means a deduction or withholding from a payment under a Security Document required by FATCA;
"FATCA Exempt Party" means a party that is entitled to receive payments free from any FATCA Deduction;
"FATCA FF1" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"FATCA Payment" means either:
(a)	the increase in a payment made by the Borrower or a Security Party to the Lender under Clause 11.7 (Gross-up in the event of a FATCA Deduction –Borrower) of this Agreement; or
(b)	a payment under Clause 11.7(d) of this Agreement;
"Final Maturity Date" means the eighth (8th) anniversary of the Drawdown Date;
"Finance Documents" means this Agreement, the Security Documents and any other document designated as such by the Lender and the Borrower;
"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the/ debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under arty interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to the Borrower and the Corporate Guarantor, each period of 1 year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(e) (Financial statements) are or ought to be prepared;
"Flag State" means the Republic of the Marshall Islands or such other state or territory proposed in writing by the Borrower to the Lender and approved by the Lender, as being the Flag State of the Vessel for the purposes of the Finance Documents;
"General Assignment" means the first priority deed of assignment of the Earnings, Insurances and Requisition compensation in respect of the Vessel collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented;
"Guarantees" means together the Corporate Guarantee and the Personal Guarantee and "Guarantee" means either of them, as the context may require;
"Guarantors" means together the Corporate Guarantor and the Personal Guarantor and "Guarantor" means either of them, as the context may require;
"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
"Governmental Withholdings" means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;
"Group" at any relevant time means the Borrower, any corporate shareholder thereof, the Corporate Guarantor, and their respective Subsidiaries (whether direct or indirect) from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"Insurance Letter" in relation to the Vessel means a letter from the Owner in the form of Schedule 4 (Form of Insurance Letter);
"Insurances" means all policies and contracts of insurance (which expression includes, without limitation, all entries of the Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Lender, however without the Lender being liable for payment of premiums, contributions or calls) in respect of the Vessel and its earnings or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
"Interest Payment Date" means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which is longer of three (3) months each day falling at three (3) months intervals during such longer Interest Period and the last day of such longer Interest Period, provided however that if any of the aforesaid dates falls on a day which is not a Banking Day the Borrower shall pay the accrued interest on the first Banking Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Banking Day;
"Interest Period" means, in relation to the Loan, each period for the calculation of interest in respect of the Loan ascertained in accordance with Clause 3.2 (Selection of Interest Periods) and Clause 3.3 (Determination of Interest Periods);
"ISM Code" means in relation to its application to the Owner, the Managers, relevant Vessel and her operation:
(a)	"The International Management Code for the Safe Operation of Ships and for Pollution Prevention", currently known or referred to as the "ISM Code",

adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and
(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the "Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations" produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;
"ISM Code Documentation" includes:
(a)
the DOC and SMC issued by the Classification Society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the relevant Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and
(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel's or the Owner's compliance with the ISM Code which the Lender may require by request;
"ISM SMS" means the safety management system which is required to be developed, implemented and maintained under the ISM Code;
"ISPS Code" means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
"ISSC" means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;
"LIBOR" means, for an Interest Period:
(a)
the London interbank offered rate administered by ICE Benchmark Administration Limited ("ICE") (or any other person which takes over the administration of that rate) for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Thomson Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the Quotation Day for that Interest Period (and, for the purposes of this Agreement, "Thomson Reuters Page Libor 01" means the display designated as the "Page LIBOR 01" on the Thomson Reuters Service or such other page as may replace Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE as the information vendor for the purpose of displaying ICE Interest Settlement Rates for Dollars); or
(b)
if on such date no rate is displayed, LIBOR for such period shall be the Lender's offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period and for delivery on the first Banking Day of it,

Provided however, that if any such rate is below zero, LIBOR shall be deemed to be zero,
"Loan" means the aggregate principal amount owing to the Lender under this Agreement at any relevant time;
"Lending Office" means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrower;
"Major Casualty" means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount in respect of the Vessel;
"Major Casualty Amount" means Five hundred thousand Dollars ($500,000 ) or the equivalent in any other currency;
"Managers" means together the Commercial Manager and the Technical Manager, and "Manager" means either of them as the context may require;
"Manager's Undertaking" means, a letter of undertaking and subordination to be executed by each Manager, as commercial or, as the case may be, technical manager of the Vessel, in favour of the Lender, such Manager's Undertaking to be and in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented (together, the "Managers' Undertakings");

"Management Agreement" means the agreement made between the Owner and the relevant Manager providing (inter alia) for such Manager to manage the Vessel (together, the "Management Agreements");
"Margin" means three point five zero per centum (3.50%) per annum;
"Market Value" in relation to the Vessel means the market value of the Vessel as determined in accordance with Clause 8.6(b) (Valuation of Vessel);
"Material of Environmental Concern" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980 and any other substance whose release into the environment is regulated or penalised by Environmental Laws;
"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;
"Mortgage" means the first priority/preferred ship mortgage on the Vessel and, if applicable the deed of covenants supplemental thereto to be executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented;
"Operating Expenses" means the expenses for crewing, victualling, insuring, maintenance (including drydocking and special survey cost and expenses), spares, management and operation of the Vessel which are reasonably incurred for a vessel of the size and type of the Vessel;
"Operator" means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of "Company" set out in rule 1.1.2 of the ISM Code;
"Outstanding Indebtedness" means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, (c) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Lender pursuant to the Finance Documents, whether actually or contingently, (d) any damages payable as a result of any breach by the Borrower of any of the Security Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;
"Owner" means the Borrower;
"Party" means a party to this Agreement;
"Permitted Encumbrance" means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;
"Permitted Liens" means any lien on the Vessel for master's, officers' or crew's wages outstanding in the ordinary course of trading, any lien for salvage, any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Major Casualty Amount, broker's liens on policies of insurance in respect of the Vessel and Encumbrances over the Vessel created by the Security Documents;
"Personal Guarantee" means the irrevocable and unconditional guarantee given or, as the context may require, to be given by the Personal Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement;
"Personal Guarantor" means an individual nominated by the Borrower and acceptable to the Lender who gave or, as the context may require, shall or may give the Personal Guarantee;
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
"Quotation Day" means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;
"Registry" means the offices of such registrar, commissioner or representative of the Flag State who is duly authorised to register the Vessel, the Owner's title to the Vessel and the Mortgage over the Vessel under the laws and flag of the Flag State;
"Regulatory Agency" means the Government Entity or other organisation in the Flag State which has been designated by the Government of the Flag State to implement and/or administer and/or enforce the provisions of the Code;
"Related Company" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;
"Relevant Party" means the Borrower, the Borrower's Related Companies and any other Security Party and any such Security Party's Related Companies;
"Relevant Ship" means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;
"Repayment Date" means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments shall be payable by the Borrower to the Lender;
"Repayment Instalment" means each instalment of the Loan which becomes due for repayment by the Borrower to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment);
"Requisition Compensation" means all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Vessel;
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;
(b)	imposed by CISADA; or
(c)
otherwise imposed by any law or regulation by which the Borrower is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower and for which a waiver or suspension has not been obtained;

"Security Documents" means:
(a)	this Agreement;
(b)	the Accounts Pledge Agreement;
(c)	the Guarantees;
(d)	the Managers' Undertakings;
(e)	the Charterparty Assignment(s);

(f)	the General Assignment;
(g)	the Mortgage;
(h)
any document or documents (including if the context so requires this Agreement) as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness as well as for the performance by the Security Parties of all their respective obligations covenants and agreements pursuant to this Agreement and/or the other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement), each such Security Document to be in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

"Security Parties" means collectively the Borrower, the Guarantors, the Managers and any other person (other than the Lender) which is or may become a party to any of the Finance Documents and "Security Party" means any of them as the context may require;
"Security Period" means the period commencing on and including the date hereof and terminating on and including the date upon which the Outstanding Indebtedness has been paid in full to the Lender;
"Security Requirement" means the amount in Dollars (as certified by the Lender, whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which will at all times be in excess of one hundred and twenty five per cent (125%) of the Loan;
"Security Value" means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Lender) which, at any relevant time, is the aggregate of (i) the Market Value of the Vessel as most recently determined in accordance with Clause 8.6(b) (Valuation of Vessel) and (ii) the market value of any additional security for the time being actually provided to the Lender pursuant to Clause 8.6 (Security cover-Valuation of Vessel);
"SMC" means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM Code;
"Stena Charterparty" means the time charter (Code:  "SHELLTIME4") entered into in relation to the Vessel between the Borrower, as owners, and Stena Weco A/S, of Denmark, as charterer, for a duration of 3+1+1 years, at initial respective hires of $16,500 per day/$17,500 per day/$18,500 per day (and shall include any addenda thereto);

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person;
"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and "Taxation" shall be construed accordingly;
"Technical Manager" in relation to the Vessel means for the time being Central Mare Inc., a company duly incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and having an established office in Greece under Greek laws 89/67, 378/68, 25/75 and 814/79 (as amended) at 1, Vassilissis Sofias Str. & Meg. Alexandrou Str. Maroussi, Attica, Greece, and/or any other person nominated by the Owner and acceptable to the Lender, which shall act as the manager of the Vessel, and includes its successors in title;
"Total Loss" means:
(a)	actual, constructive, compromised or arranged total loss of the Vessel; or
(b)	the Compulsory Acquisition of the Vessel; or
(c)
the condemnation, capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise which deprives the Owner of the use of the Vessel for more than thirty (30) days, unless the Vessel is released and restored to the Owner from such condemnation, capture, seizure, confiscation arrest or detention or within thirty (30) days after the occurrence thereof; and

(d)
the hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel is released and restored to the Owner from such hijacking, capture, seizure or confiscation within one hundred fifty (150) days after the occurrence thereof;

"Top Ships" means "Top Ships Inc.", a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and which is floating in the NASDAQ;
"Top Ships Group" at any relevant time means Top Ships and its Subsidiaries (whether direct or indirect) from time to time during the Security Period and "member of the Top Ships Group" shall be construed accordingly;

"Transferee" has the meaning ascribed thereto in Clause 15.3 (Assignment by the Lender); and
"Vessel" means the 50,000 dwt product/chemical tanker, designated on the date of this Agreement as Hull No. S427 at the Builder's yard to be constructed and sold by the Builder to the Borrower pursuant to the Contract and to be registered on the Delivery Date in the ownership of the Borrower through the Registry under the laws and flag of the relevant Flag State, with a name of the Borrower's choice and propelled by one oil internal combustion engine of 10,320 KW, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel; and
"Underlying Documents" means the Contract, the Charterparty(ies) and the Management Agreements and "Underlying Document" means any of them; and
1.3	Interpretation. In this Agreement:
(a)	"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
(b)	"company" includes any partnership, joint venture and unincorporated association;
(c)	"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
(d)
"control" means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and "controlled" shall be construed accordingly;

(e)	"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
(f)	"document" includes a deed; also a letter or fax;
(g)	"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
(h)	"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
(i)	"law" includes any order or decree, any form of delegated legilation, any treaty or international convention and any regulation or resolution of the

Council of the European Union, the European Commission, the United Nations or its Security Council;
(j)	"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
(k)
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the international group of protection and indemnity associations ("IG"), including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(l)
"successor in title" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Security Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor in title include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

(m)	"War risks" includes the risk of mines, blocking and trapping, missing vessel, confiscation, war P&I and all risks excluded by clause 24 of the Institute Time Clauses (Hulls) (1/11/95);
(n)	reference to:
(i)	any "enactment" shall be deemed to include references to such enactment as re-enacted, amended or extended;
(ii)
a "person" shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State, political sub-division of a state and local or municipal authority, any agency of such State and any international organisation and any person includes such person's assignees and successors in title;

(iii)
a "regulation" includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or national or supranational body, agency, department, central bank or government department or any regulatory, self regulatory or other authority or organisation and, for the avoidance of doubt, shall include any Basel II Regulation and Basel III Regulation;
(iv)
a "guarantee" includes references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Financial Indebtedness and "guaranteed" shall be construed accordingly;

(v)
this Agreement (or to any specified provisions thereof) and all documents referred to in this Agreement (or to any specified provisions thereof) shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;

(vi)	this Agreement includes all the terms of this Agreement and any schedules, annexes or appendices to this Agreement, which form an integral part of same;
(vii)	clauses, sub-clauses and schedules are to Clauses, Sub-Clauses and schedules in this Agreement;
(viii)
the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrower;

(o)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;
(p)
subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(q)	where the context so admits, words in the singular include the plural and vice versa; and
(r)	the words "including" and "in particular" shall not be construed as limiting the generality of any foregoing words.

1.4	Same meaning
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
1.5	Inconsistency
Unless a contrary indication appears, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
1.6	Finance Documents
Where any other Finance Document provides that Clause 1.3 (Interpretation), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.
2.	THE COMMITMENT AND THE LOAN
2.1	Commitment to lend
The Lender, relying upon each of the representations and warranties in Clause 7 (Representations and Warranties), agrees to lend to the Borrower upon and subject to the terms of this Agreement the amount set out in Clause 2.3 (Amount, timing, limitation and purpose of the Commitment), which shall be available to the Borrower by one lump sum on the Drawdown Date.
2.2	Drawdown
Subject to the terms and conditions of this Agreement, the Commitment shall be made following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. two (2) Banking Days prior to the proposed Drawdown Date for the Commitment which shall be a Banking Day falling within the Drawdown Period.  A Drawdown Notice must be signed by a duly authorised director or attorney-in-fact or other representative of the Borrower and shall be effective on actual receipt by the Lender and, once given, it, subject as provided in Clause 3.6 (Market disruption –Non Availability), cannot be revoked without the prior consent of the Lender.
2.3	Amount, timing, limitation and purpose of the Commitment
(a)	The amount of the Commitment shall be up to Twenty three million three hundred fifty thousand Dollars ($23,350,000).

(b)	The Commitment will be used for the purpose set out in Clause 1.1 (Amount and purpose) and will be made available to the Borrower on the Drawdown Date.
(c)	The Commitment shall be advanced to the Borrower in one (1) advance.
(d)	The Commitment may not be drawn down after the last day of the Drawdown Period.
2.4	Availability
Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 9 (Conditions), on the date specified in such Drawdown Notice make the Commitment available to the Borrower in accordance with Clause 6.2 (Payment by the Lender).
2.5	Termination of Commitment
Any part of the Commitment which is not drawn down by the end of the Drawdown Period shall thereupon be automatically cancelled unless the Lender shall otherwise agree (upon such amended terms as the Lender may determine).
2.6	Application of proceeds
Without prejudice to the Borrower's obligations under Clause 8.1(c) (Use of Loan proceeds), the Lender shall have no responsibility for the application of proceeds of the Loan or any part thereof by the Borrower.
2.7	Evidence
It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender (save for manifest error) shall be conclusive binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.6(a) (Security shortfall-Additional security), the payment or non payment of any amount and/or the occurrence of any other Event of Default.  Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.8	Disbursement of Commitment to the Builder's bank
(a)
Notwithstanding the foregoing provisions of this Clause 2, in the event that the Commitment or any relevant part thereof (as the case may be) is required to be drawn down prior to the satisfaction of the requirements of Clause 9 (Conditions) and remitted to the bank to which the purchase price of the Vessel should be paid (the "Builder's bank"), the Lender may in its absolute discretion agree to remit such amount to the Builder's bank prior to the satisfaction of the requirements of Clause 9 (Conditions) expressly subject to the following conditions:

(i) (ii)
such amount is remitted to the Builder's bank to be held by it in an account in the Lender's name (the "deposit account") and on trust for and to the order of the Lender;

the principal amount (the "deposited amount") of such funds will only be released to the Builder upon signing of the copy of the protocol of delivery and acceptance of the Vessel in the form agreed between the Builder and the Borrower;

(iii)	the deposited amount so released may be used only for payment to the account of the Builder with the Builder's bank in satisfaction of the balance of the purchase price of the Vessel ; and
(iv)
in the event that none of the said amount so remitted is released in accordance with the Lender's instructions or any part thereof is not so released, the Lender may within no later than five (5) days from the expected Delivery Date, instruct the Builder's bank to return the funds and any earned interest to the Lender in accordance of the instructions of the Lender and the Borrower shall be obliged to indemnify the Lender in accordance with Clause 11.1 (Indemnities).  Any amounts so remitted and returned pursuant to this Clause will be applied in or towards prepayment of the Loan pursuant to Clause 4.2 (Voluntary Prepayment).

(b)	When either:
(i)	the Commitment or any relevant part thereof (as the case may be) is disbursed (whether on the expected Delivery Date or thereafter) in accordance with Clause 2.8(a) or
(ii)	the Builder's bank fails either to apply the deposited amount' full in accordance with Clause 2.8(a) or to refund the deposited amount in full in accordance with Clause 2.8(a)(iv),

the Borrower shall forthwith upon demand by the Lender pay to the Lender such amounts that may be certified by the Lender as being the amount required to indemnify the Lender in respect of the cost to the Lender of funding the deposited amount from the date of payment thereof to the Builder's bank to the date of disbursement of the deposited amount to the appropriate account of the Builder's bank or the refund of the deposited amount to the Lender less the amount (if any) of the earned interest received by the Lender from the Builder's bank.  For this purpose, the cost of the Lender funding the deposited amount shall be deemed to be interest at a rate equal to the aggregate of (i) the Margin and (ii) LIBOR for comparable deposits on a call (day to day) basis.
(c)	The Lender shall have no liability to the Borrower if the Builder's bank fails to carry out any instructions given to it by the Lender to disburse or refund the deposited amount.
(d)
If, upon being instructed to do so by the Lender, the Builder's bank fails either to apply the deposited amount in full in accordance with Clause 2.8(a) or to refund the deposited amount in full in accordance with Clause 2.8(a)(iv):

(i)
the continued failure of the Builder's bank to do so for five Banking Days after the giving of such instructions shall be deemed to be an Event of Default for the purposes of this Agreement; the Borrower shall indemnify the Lender on demand in respect to all losses certified by the Lender as suffered or incurred by the Lender as a consequence of the Builder's bank failure to carry out the Lender's instructions; and without prejudice to the obligations of the Borrower so to indemnify the Lender on demand, the Lender shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Builder's bank (provided that prior to taking such action the Borrower shall have agreed to indemnify the Lender for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Lender shall recover any part of the deposited amount (and provided that it has previously received full indemnification under Clause 2.8(d)(ii)) the Lender shall apply the amount so recovered, after subtracting any tax suffered or incurred thereon by the Lender, in or towards prepayment of the Loan in such manner as the Lender may, in its sole discretion, determine, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon by the Lender.
(e)
If, at the time prior to the deposit of funds by the Lender with the Builder's bank, the Lender considers in its absolute discretion that the Builder's bank may be or will be unable or unwilling for any reason (including, without limitation, by reason of the Builder's bank's financial position or regulatory requirements applicable to the Builder's bank) to take and fully apply such deposit in accordance with the requirements of this Clause 2.8, the Lender may, in its absolute discretion, decide not to make such deposit and this Agreement shall thereupon take effect as if this Clause 2.8 does not apply and the Commitment or the relevant part thereof (as the case may be) shall, without prejudice to Clause 9 (Conditions), be made and disbursed in the manner set out in this Agreement.

2.9	Cancellation
The Borrower may, cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Banking Days' notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender under Clause 2.2 (Drawdown) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower.  Any such notice of cancellation, once given, shall be irrevocable.  Any amount cancelled may not be drawn.  Notwithstanding any such cancellation pursuant to this Clause the Borrower shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 11 (Indemnities).
3.	INTEREST AND INTEREST PERIODS
3.1	Normal interest rate
The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date.  The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) the LIBOR for such Interest Period, unless there is an Alternative Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) the Alternative Rate.
3.2	Selection of Interest Periods
The Borrower may by notice received by the Lender not later than 10 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration (subject to availability which will be determined solely by the Lender) of one (1), two (2) or three (3) months (or such other longer period as may be selected by the Borrower subject to Bank's approval, provided that no additional funding cost is involved and market availability exists).
3.3	Determination of Interest Periods
Every Interest Period shall be of the duration specified by the Borrower pursuant to Clause 3.2 (Selection of Interest Periods) but so that:
(a)	the first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period in respect thereof shall commence on the last day of the previous Interest Period;
(b)
if any Interest Period would otherwise overrun a Repayment Date, then (i) in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and (ii) in the case of any other Repayment Date or Repayment Dates the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with Clause 3.2 (Selection of Interest Periods) and the other provisions of this Clause 3.3; and

(c)
if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Periods) and this Clause 3.3 such Interest Period shall have duration of three (3) months or such other period as shall comply with this Clause 3.3.

3.4	Default interest
(a)
Default Interest:  If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this Clause 3.4.  The period beginning on such due date and ending on the date of actual payment shall be divided at the discretion of the Lender into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin, and (c) LIBOR for such period.  Such interest shall due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Lender under Clause 10.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary prepayment), 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel) or 12 (Unlawfulness and increased cost), on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and the next succeeding Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.  If, for the reasons specified in Clause 3.6 (Market disruption; non-availability), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of (i) the Margin and (ii) the Alternative Rate.
(b)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
3.5	Notification of Interest Periods and interest rate
The Lender shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3, but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification.
3.6	Market disruption; non-availability
(a)
Market disruption:  If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its reasonable discretion) shall have determined (which determination shall be conclusive) that a Market Disruption Event has occurred in relation to the Loan (or the relevant part thereof) for any such Interest Period, then the Lender shall forthwith give notice thereof (a "Determination Notice") to the Borrower and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select.
(b)	Meaning of "Market Disruption Event": In this Agreement "Market Disruption Event" means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; and/or
(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the LIBOR; and/or

(iii)
before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.

(c)	Alternative basis of interest or funding:
(i)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than five (5) days (the "Negotiation Period")) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(ii)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on the Lender and all Security Parties.
(d)
Alternative basis of interest in absence of agreement:  If the Lender and the Borrower will not enter into negotiations as provided in Clause 3.6(c)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender, the Lender shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.

(e)
Notice of prepayment:  If the Borrower does not agree with an interest rate set by the Lender under Clause 3.6(d) (Alternative basis of interest in absence of agreement), the Borrower may give the Lender not less than 5 Banking Days' notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

(f)
Prepayment; termination of Commitment:  A notice under Clause 3.6(e) (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of the Outstanding Indebtedness.

(g)	Application of prepayment: The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.
4.	REPAYMENT AND PREPAYMENT
4.1	Repayment
The Borrower shall repay the Loan by and it is expressly undertaken by the Borrower to repay the Loan by (a) thirty two (32) consecutive quarterly repayment instalments, each to be repaid on each of the Repayment Dates so that the first be repaid on the date falling three (3) months after the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 32nd) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Instalment falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement the amount of each Repayment Instalment shall be as follows:
(a)	1st to 12th (incl.) in the amount of Dollars Four hundred thousand ($400,000) each; and
(b)	13th to 32nd (incl.) in the amount of Dollars Three hundred two thousand five hundred ($302,500) each,
Provided further that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date, (c) in the event that the Commitment is not drawn down in full, the amount of the Repayment Instalments shall be reduced proportionately by the amount of the part of the Commitment not drawn, (d) on the Final Maturity Date the Borrower shall also pay to the Lender any and all other monies then due and payable under this Agreement and the other Finance Documents, and (e) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.
4.2	Voluntary prepayment
(a)
The Borrower shall have the right, to prepay (without any penalty or premium whatsoever) part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided that:

(i)
the Lender shall have received from the Borrower not less than five (5) Banking Days' prior notice (which shall be irrevocable) of its intention to make such prepayment and specify the amount and the date on which such prepayment is to be made;

(i)
such prepayment may take place on any Banking Day provided, however that if the Borrower shall request consent to make such prepayment on a day other than the last day of the Interest Period relating to the relevant part of the Loan to be prepaid or the whole of the Loan (as the case may be) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable to the Lender pursuant to Clause 11.1 (Miscellaneous indemnities);

(iii)	each such prepayment shall be equal to the amount of $250,000 or a whole multiple thereof or the balance of the Loan;
(iv)	any prepayment of less than the whole of the Loan will be applied against pro rata reduction of the Balloon Instalment and the remaining repayment instalments;
(v)	every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;
(vi)	no amount prepaid may be re-borrowed; and
(vii)	the Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.3	Compulsory Prepayment on Total Loss or sale of the Vessel
(a)
Before drawdown:  On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Lender may result in the Vessel being subsequently determined to be a Total Loss or being sold before the Commitment is drawn down, the obligation of the Lender to advance the Commitment (or any part thereof) shall immediately cease and the Commitment shall be reduced to zero.

(b)	Thereafter:
(i)
On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the opinion of the Lender may result in the Vessel being subsequently determined to be a Total Loss or being sold following the drawdown of the Commitment, then on the date falling One hundred and eighty (180) days after the date on which the Vessel became a Total Loss or simultaneously with the completion of the sale of the Vessel by delivery of the Vessel to the relevant buyer in exchange of the sale price or, if earlier, on the date when the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Lender pursuant to the Security Documents), the Borrower shall pay to the Lender the full amount of the Outstanding Indebtedness together with all sums payable by the Borrower to the Lender under Clause 4.4 (Amounts payable on prepayment).

(c)	Total loss: For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(i)
in the case of an actual total loss of the Vessel, at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date falling twenty one (21) days after the date on which the Vessel was last reported;

(ii)
in the case of a constructive total loss of the Vessel, at the date and time notice of abandonment (the "NOA date") of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim on the earlier of (aa) the date when either the total loss is subsequently admitted by the insurers, or (bb) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or (cc) the date falling one hundred and eighty days (180) days after the NOA date, or, in the event that such notice of abandonment is not given by the Owner to the insurers of the Vessel, at the date and time on which the incident occurred which may result, in the reasonable opinion of the Lender, in the Vessel being subsequently determined to be a Total Loss;
(iii)
in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(iv)	in the case of Compulsory Acquisition of the Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs excluding a requisition for hire;
(v)
in the case of, condemnation, capture, seizure, confiscation, arrest, or detention of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, which deprives the Owner of the use of the Vessel for more than ninety (90) days, upon the expiry of the period of ninety (90) after the date upon which the relevant, condemnation, capture, seizure or confiscation, arrest or detention; and

(vi)
in the case of hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel be released and restored to the Owner from such hijacking, capture, seizure or confiscation within One hundred and fifty (150) days after the occurrence thereof.

(d)
Refinancing:  In case of refinancing by another bank or if the Borrower requests the Lender's consent for the discharge of the Mortgage registered on the Vessel, the Borrower shall pay to the Lender the full amount of the Outstanding Indebtedness together with all sums payable by the Borrower to the Lender under Clause 4.4 (Amounts payable on prepayment).

4.4	Amounts payable on prepayment
(a)
Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption – Non Availability) at a rate equal to the aggregate of the Margin and the cost to the Lender of funding the Loan) (b) any additional amount payable under Clause 6.6 (Gross-up) or Clause12.2 (Increased cost), (c) all other sums payable by the Borrower the Lender under this Agreement or any of the other Finance Documents including, without limitation, any accrued Commitment Fee payable under Clause 5.1(b) any amounts payable under Clause 11 (Indemnities) and (d) in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of making the prepayment in question.
5.	FEES, EXPENSES, VAT, STAMP DUTY ETC.
5.1	Fees and commissions
(a)
Arrangement fee:  The Borrower shall pay to the Lender a non-refundable arrangement fee (the "Arrangement Fee") in the amount equal to one point two five per cent (1.25%) of the amount of the Commitment payable as follows:

(i)	50% of the Arrangement Fee to be paid on the date hereof; and
(ii)	50% of the Arrangement Fee to paid within sixty (60) days after the date hereof.
(b)
Commitment Fee:  The Borrower shall pay to the Lender a commitment fee (the "Commitment Fee"), payable quarterly in arrears until the last day of the Drawdown Period on each of the dates falling at three (3) monthly intervals after the 20th May, 2016 until the last day of the Drawdown Period and on the last day of the Drawdown Period, computed from the 20th May, 2016 (in the case of the first payment of the Commitment Fee) and from the date of the preceding payment of the Commitment Fee (in the case of each subsequent payment) at the rate of zero point nine zero per cent (0.90%) per annum on the daily undrawn and un-cancelled amount of the Commitment, until the Drawdown Date or, as the case may be until the lapse of the Drawdown Period.

(c)
Non-refundable:  The Arrangement Fee and the Commitment Fee shall be payable by the Borrower to the Lender whether or not any part of the Commitment is ever advanced (irrespective of utilisation/cancellation in part or in whole and/or Contract cancellation, non Delivery of the Vessel or sale of the Vessel prior to her Delivery to the Borrower) and shall be non-refundable.

5.2	Expenses
The Borrower shall pay to the Lender on a full indemnity basis on demand all expenses incurred by the Lender:

(a)
Initial and Amendment expenses:  all expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.6(a) (Security shortfall-Additional security), whether any such security shall in fact be constituted or not or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

(b)
Enforcement expenses:  all expenses (including legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not; and

together with interest at the rate referred to in Clause 3.4 (Default interest) from the date on which such expenses were incurred to the date of payment (as well after as before judgment).
(c)
Mortgagee's Interest costs:  reimburse the Lender on demand for any and all costs incurred by the Lender (as supported by vouchers/invoices ) in effecting and keeping effected on the basis of the Lender's open cover (a) a mortgagee's interest insurance which the Lender may at any time effect for an amount of 110% of the amount of the Loan at the Lender's wording or upon such terms as shall from time to time be determined by the Lender (herein "MII") and (b) a mortgagee's interest additional perils (pollution) insurance policy (herein "MAPI") for an amount of 110% of the amount of the Loan, of which the Lender may at any time effect on such terms, and with such insurers as shall from time to time be approved by the Lender, provided however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such Mil and MAPI the insurance brokers in respect of such insurance and provided, further, that the Borrower shall pay on demand to the Lender the proportion of premium due in respect of the Vessel for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrower (as supported by the necessary invoices/vouchers) shall (save for manifest error) be conclusive and binding upon the Borrower.

(d)	Other expenses: any and all other Expenses as defined in Clause 1.2 (Definitions).

(e)
Legal costs:  the legal costs of the Lender's appointed lawyer, in respect of the preparation of this Agreement and the other Security Documents as well as the legal costs of the foreign lawyers in respect of the registration of the Security Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessels or the Finance Documents.  The said legal costs shall be due and payable as incurred.

5.3	Value Added Tax
All fees and expenses payable pursuant to Clause 5.2 (Expenses) shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.  Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.
5.4	Stamp and other duties
The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any duties or taxes payable by the Lender other than taxes on the net income of the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.
6.	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS
6.1	No set-off or counterclaim
(a)
The Borrower acknowledges that in performing its obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrower gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 6.6 (Gross-up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, in Dollars on the due date to the account of the Lender at such bank and in such place as the Lender may from time to time specify for that purpose, reference:  "Eco SEVEN INC./Loan Agreement dated : [...] July, 2016", or to such other account at such other bank in such place as the Lender may from time to time specify for this purpose.

(b)
If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 6.1(a), the Borrower may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Lender under this Agreement or the other Finance Documents.

6.2	Payment by the Lender
All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in Dollars on the Drawdown Date for the Commitment to the account specified in the Drawdown Notice for same.
6.3	Non-Banking Days
All payments due under any of the Security Documents shall be made on a Banking Day.  When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.
6.4	Calculations
All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.
6.5	Certificates conclusive
Any certificate or determination of the Lender as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.
6.6	Gross-up
If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding.  The Borrower shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding.  The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.
6.7	Loan account
The Lender shall maintain, in accordance with its usual practice, a separate loan account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  All sums advanced by the Lender to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to such loan account.  The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement.  Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.  In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.
7.	REPRESENTATIONS AND WARRANTIES
7.1	Representations and warranties
The Borrower represents and warrants to the Lender that:
(a)
Due Incorporation/Valid Existence:  each of the Borrower and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Finance Documents;

(b)	Due Corporate Authority: the Borrower and the other corporate Security Parties has power to execute, deliver and perform its obligations under the

Underlying Documents to which it is or is to be a party, the Finance Documents to which it is a party and to borrow the Commitment under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is or is to be a party, and each of the corporate Security Parties has power to execute and deliver and perform its obligations under the Underlying Documents to which it is or is to be a party and the Finance Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;
(c)
Binding obligations:  the Finance Documents and the Underlying Documents constitute (or upon their execution - and in the case of any Mortgage upon its registration at the Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created;

(d)
No conflict with other obligations:  the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Finance Documents and the Underlying Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

(e)
No litigation:  no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) relating to sums exceeding Three hundred thousand Dollars ($300,000) involving a potential liability of the Borrower or any other Security Party is current or pending or (to its or its officers' knowledge) threatened against the Borrower or such other Security Party, which, if adversely determined, would have a material adverse effect on the business, position, profitability, assets or the financial condition of any of them;
(f)
No Notarisation/Filing/Recording:  to the best of the Borrower's knowledge, save for the registration of the Mortgage at the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Finance Documents and the Underlying Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Finance Documents and the Underlying Documents and each of the Finance Documents and the Underlying Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

(g)
Choice of law:  to the best of the Borrower's knowledge, the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on the Borrower and any other Security Party which is or is to be a party thereto;

(h)
No immunity:  neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(i)
Shipping Company:  each of the Borrower and the Managers is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(j)
Licences/Authorisation:  every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents and the Underlying Documents or the performance by each Security Party of its obligations under the Finance Documents and the Underlying Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower is aware;

(k)
Perfected Securities:  when duly executed, the Finance Documents will create a perfected security interest in favour of the Lender, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against the Borrower and the other Security Parties;

(l)	Sanctions:
(i)
Neither the Borrower nor any Security Party is a Prohibited Person nor is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and the Borrower does not own nor control a Prohibited Person; and

(ii)
no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Applicable Sanctions.

(m)
Direct obligations - Pari Passu:  the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower (with the exception of any obligations which are mandatorily preferred by law and not by contract);

(n)
No default under other Financial Indebtedness:  neither the Borrower nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;

(o)
Information:  all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the best knowledge of the Directors/Officers or shareholders of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(p)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Finance Documents and/or the Underlying Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents and/or the Underlying Documents or any document or instrument to be executed or delivered hereunder or thereunder.  In case that any Tax exists now or will be imposed in the future, such Tax will be borne by the Borrower;
(q)	No Default: no Default has occurred and is continuing;
(r)	No Default under other Financial Indebtedness: the Borrower has not been declared in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;
(s)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel: the Vessel will on the Drawdown Date be:
(i)
in the absolute and free from Encumbrances (other than in favour of the Lender) ownership of the Owner, who is and will on and after the Drawdown Date be the sole legal and beneficial owner of the Vessel;

(ii)	registered in the name of the Owner through the Registry under the laws and flag of the Flag State;
(iii)	operationally seaworthy and in every way fit for service; and
(iv)	classed with the Classification free of all notations, requirements and recommendations of the Classification Society;
(v)	insured in accordance with the provisions of this Agreement and the Mortgage;
(vi)	managed by the Managers; and
(vii)	in full compliance with the ISM and the ISPS Code;
(t)
Vessel's employment:  unless otherwise permitted in writing by the Lender, the Vessel is not and will not, on or before the Delivery Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of signing the Security Documents would have required the consent of the Lender and, on or before the Drawdown Date, there will not be any agreement or arrangement whereby the Earnings may be shared with any other person;

(u)
Freedom from Encumbrances:  neither the Vessel, nor her Earnings, Insurances nor the Earnings Account nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date, subject to any Encumbrances other than Permitted Encumbrances or otherwise permitted by the Security Documents;
(v)	Compliance with Environmental Laws and Environmental Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:
(i)
the Borrower, the Managers and their Related Companies and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(ii)
the Borrower, the Managers and their Related Companies and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)
neither the Borrower nor the Managers (or either of them) nor, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

(w)	No Environmental Claims: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:
(i)
there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief, threatened against the Owner or the Vessel or their respective Environmental Affiliates/Related Companies or any other Relevant Ship; and

(ii)
there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship or any vessel owned by, managed or crewed by or chartered to the Owner which could give rise to an Environmental Claim,

(x)
No potential Environmental Claims:  except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender, there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel which could give rise to an Environmental Claim;

(y)
No material adverse change:  there has been no material adverse change in the financial position of the Borrower or the Group from that described by the Borrower to the Lender in the negotiation of this Agreement;

(z)
Originals and copies true and complete:  the copies of each of the Underlying Documents delivered or to be delivered to the Lender pursuant to Clause 9.1 (Documents and evidence) are, or will when delivered be, true and complete copies of such documents; each such document will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with its terms and there will have been no amendments or variations thereof or defaults thereunder;

(aa)
Compliance with the ISM code:  the Vessel will comply on the Drawdown Date and the Operator complies with the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of the Vessel and shall remain valid on the Drawdown Date and thereafter throughout the Security Period;

(bb)	Compliance with ISPS Code: the Owner has a valid and current ISSC in respect of the Vessel and is in full compliance with the ISPS Code;
(cc)	FATCA: Neither the Borrower nor any Security Party is a FATCA FFI or a US Tax Obligor;
(dd)
Shareholding:  the shares in each of the Borrower and the Corporate Guarantor are legally and ultimately beneficially owned by such person or persons as disclosed to and approved by the Lender in the negotiation of this Agreement,

(ee)	Taxes paid: the Owner has paid all taxes applicable to, or imposed on or in relation to itself, its business or the Vessel;
(ff)
Contract Valid:  the copy of the Contract delivered to the Lender concerning the purchase of the Vessel is a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof will be agreed nor will any action be taken by the parties thereto which would in any way render such document inoperative or unenforceable;

(gg)
No Rebates:  there are and there will be no commissions, rebates, premiums or other payments by or to or on account of the Borrower, any other Security Party or, to the knowledge of the Borrower, any other person in connection with the Contract other than as disclosed to the Lender by the Borrower in writing.

7.2	Money laundering - acting for own account
The Borrower represents and warrants and confirms that it is the beneficiary of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account.  In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).
7.3	Representations Correct
At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower and/or any other Security Party to the Lender are true and accurate.
7.4	Repetition of Representations and Warranties.
The representations and warranties in this Clause 7 shall be deemed to be repeated by the Borrower on the Drawdown Date and on each Interest Payment Date throughout the Security Period as if made with reference to the facts and circumstances existing on each such day.
8.	UNDERTAKINGS
8.1	General
The Borrower hereby undertakes with the Lender that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, the Borrower will:
(a)
Notice on adverse change or Default:  immediately inform the Lender upon becoming aware of any occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance

Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;
(b)
Consents and licenses:  without prejudice to Clause 7 (Representations and warranties) and Clause 9 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents;

(c)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);
(d)
Pari passu:  ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(e)	Financial statements-Compliance Certificate:
(i)
as soon as possible but not later than 180 days after the end of each Financial Year furnish the Lender with annual audited financial statements of the Borrower and the Corporate Guarantor prepared in accordance with generally accepted accounting principles consistently applied, such obligation to commence in the case of:

a)	the Borrower with the Financial Year ending 31st December, 2017;
b)	the Corporate Guarantor with the financial year ending 31st December, 2017; and
c)	Top Ships with the financial year ending 31st December, 2016;
(ii)
(in the case of Clause 16.11 (Special provisions) only) as soon as possible, but in no event later than 90 days after the end of each fiscal semester of Top Ships, unaudited semi-annual consolidated interim financial statements of Top Ships Group;

(iii)
(in the case of Clause 16.11 (Special provisions) only) simultaneously with each of the audited financial statements and un-audited financial statements to be sent to the Lender under paragraphs (i) and (ii) of this Clause 8.1(e), they will sent to the Lender a Compliance Certificate, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such Compliance Certificate;

(f)
Provision of further information:  promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition or affairs of any Security Party and such other further general information relating to any Security Party as the Lender from time to time may reasonably require;

(g)
Financial Information:  provide the Lender from time to time as the Lender may reasonably request with information on all major financial developments of the Borrower and the Group, such as sales and/or purchases of vessels, new loans, refinancing restructuring of existing loans, contracts for term employments of vessels within the group of companies owned and/or controlled by the same persons who own/control the Borrower, the financial condition, actual and projected for the following 12 month period, cash flow position, commitments and operations of the Borrower including cash flow analysis and voyage accounts of the Vessel with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables such financial details to be certified by an authorized signatory of the Borrower as to their correctness;

(h)
Information on the employment of the Vessel:  provide the Lender from time to time as the Lender may request with information on the employment of the Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel; such information to be certified by one of the directors of the Borrower as to their correctness;

(i)	Banking operations: ensure that all banking operations in connection with the Vessel are carried out through the Lending Office of the Lender;
(j)	Liquidity: to place latest on Drawdown Date in the Earnings Account and maintain throughout the Security Period minimum liquidity in an amount not less than Five hundred thousand Dollars ($500,000);
(k)	Legal title: hold the legal title to, and own the entire beneficial interest in the Vessel, its Insurances and Earnings, free from all Encumbrances and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;
(l)
Subordination:  ensure that all Financial Indebtedness of the Borrower to its shareholders, or to any of its Related Companies is fully subordinated to the rights of the Lender under the Finance Documents, in a form acceptable to the Lender, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders, or to any of its Related Companies, in a form acceptable to the Lender;

(m)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents to which it is a party;
(n)
Payment on demand:  pay to the Lender on demand any sum of money which is payable by the Borrower to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(o)
Compliance with Laws and Regulations:  to comply, or procure compliance with all laws or regulations relating to the Borrower and/or the Vessel, its ownership, operation and management or to the business of the Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(p)	Compliance with ISM Code: procure that each Manager and any Operator:
(i)
will comply with and ensure that the Vessel and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of the Borrower's, either Manager's or an Operator's DOC or the SMC in respect of the Vessel; and
(iii)
promptly inform the Lender upon the issue to the Borrower, either Manager or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Borrower, the Managers (or either of them) or any Operator of notification that its application for the same has been realised;

(q)	Compliance with ISPS Code: procure that each Manager or any Operator will:
(i)	maintain at all times a valid and current ISSC in respect of the Vessel;
(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and
(iii)	procure that the Vessel will comply at all times with the ISPS Code in every respect;
(r)	Maintenance of Encumbrances:
(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Encumbrances which it purports to create; and
(ii)
without limiting the generality of paragraph (i) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Encumbrance which it creates;

(s)
Inspections/Surveys:  at any time that the Lender might consider to be necessary or useful, have the Vessel (following its Delivery) inspected and/or surveyed at the expense of the Borrower by surveyors and/or inspectors appointed by the Lender and the Borrower hereby duly authorises the Lender to review the insurance and operating records of the Borrower, provided that all such inspections and surveys will not interfere with the smooth operation of the Vessel;

(t)
Notification of litigation:  provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Managers, the Vessel, her Earnings or her Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

(u)
Principal place of business:  maintain its place of business, and keep corporate documents and records, at the address notified to the Lender at the negotiation of this Agreement and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America but in case of a change of its place of business such change should not be unreasonably denied;
(v)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents; and
(w)	Application of FATCA: procure that, unless otherwise agreed by the Lender, no Security Party shall become a FATCA FFI or a US Tax Obligor.
8.2	Negative undertakings
The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents (or any of them) and until the full and complete payment and discharge of the Outstanding Indebtedness, it will not, without the prior written consent of the Lender:
(a)	Negative pledge:
(a)
cease to hold the legal title to the Vessel, its Insurances and Earnings, free from all Encumbrances and other interests and rights of every kind, except for those created by the Finance Documents and the effect of the assignments contained in the General Assignment and any other Finance Documents; and

(b)
permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrower or any other person;

(b)
No further Financial Indebtedness:  incur any further Financial Indebtedness nor authorise or accept any capital commitments (other than those normally associated with the day to day operations of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement;

(c)	No merger: merge or consolidate with any other person;
(d)	No Disposals:
(i)
sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d), material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of the Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;
(ii)	transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;
(e)	No other business: undertake any type of business other than the ownership and operation of the Vessel and the chartering of the Vessel to third parties;
(f)	No investments: make any investments in any person, asset, firm, corporation, joint venture or other entity;
(g)
No acquisitions:  acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;

(h)
No other obligations:  incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel (and for the purposes of this Clause 8.2(g) fees to be paid pursuant to the Management Agreements (or either of them) in respect of the Vessel shall be considered as permitted obligations under the Finance Documents);

(i)	No borrowing: incur any Borrowed Money except for Borrowed Money pursuant to the Finance Documents;
(j)	No repayment of borrowings: repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Finance Documents;
(k)
No Payments:  except pursuant to this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) pay out any funds (whether out of the Earnings or out of moneys collected under the General Assignment and/or the other Finance Documents or not) to any company or person except in connection with its administration and the operation, management and/or repair of the Vessel;

(l)
No guarantees:  issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for, in the case of the Borrower, guarantees or indemnities from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel;
(m)
No Loans:  make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Managers (or either of them) directly or through the Managers (or either of them) or agree to do so;

(n)
No securities:  permit any Financial Indebtedness of the Borrower to any person (other than the Lender) to be guaranteed by any person (save, in the case of the Borrower, for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);

(o)
No distributions:  declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of its shareholders without the prior written consent of the Lender;

(p)	No subsidiaries: form or acquire any Subsidiaries;
(q)
Maintenance of Business Structure:  change the nature, organisation and conduct of the business of the Borrower as owner of the Vessel or the Managers (or either of them) as manager(s) of vessels, as the case may be, or carry on any business other than the business carried on at the date of this Agreement;

(r)
Maintenance of Legal Structure:  permit that any of the documents defining the constitution of the Borrower and the Corporate Guarantor shall be materially (in the Lender's opinion) altered in any manner whatsoever;

(s)
No Encumbrance of Assets:  allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender; and

(t)	Control: ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower the Corporate Guarantor and the Managers (other than (a) a change made between and among the current shareholders, such change to be prior disclosed to the Lender and any new shareholder to be in all respects acceptable to the Lender and (b) a change as result of which Top Ships shall acquire 100% of the shares of the Borrower, such acquisition to be permitted by the Lender unless there is a material adverse change in the financial condition of Top Ships from the financial and other information disclosed by the Borrower to the Lender in the negotiation of this Agreement) or of the Vessel or any share therein from that disclosed to the Lender at the negotiation of this Agreement, Provided however that in the case of Top Ships no change shall be made directly or indirectly in the legal ownership, ultimate beneficial ownership and control of Top Ships as a result of which members of the Evangelos Pistiolis family shall hold, directly or indirectly, less than 40% of the entire issued and outstanding shares/stock of Top Ships.
8.3	Undertakings concerning the Vessel
The Borrower hereby undertakes with the Lender that, from the date of this Agreement and throughout the Security Period, it will:
(a)
Conveyance on default:  where the Vessel is (or is to be) sold in exercise of any power conferred on the Lender, execute, forthwith upon request by the Lender, such form of conveyance of the Vessel as the Lender may reasonably require;

(b)	Mortgage: execute, and procure the registration of, the Mortgage over the Vessel under the laws and flag of the Flag State immediately upon drawdown of the Loan;
(c)
Ownership/Management/Control:  ensure that the Vessel is registered on the Drawdown Date in the ownership of the Borrower under the laws of the Flag State and thereafter ensure that the Vessel will maintain her present ownership, management, control and beneficial ownership (save in the case of Clause 8.2(t));

(d)
Class:  ensure that the Vessel will remain in class free of recommendations or average damage affecting class or permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of the Vessel;

(e)
Insurances:  ensure that all Insurances of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the Mortgage and in case of failure to maintain the Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the

Lender) to have the right but not the obligation to effect such Insurances on behalf of the Borrower (and in case that the Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrower which, if paid by the Lender, shall be Expenses;
(f)
Transfer/Encumbrances:  not without the prior written consent of the Lender sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist arty Encumbrance over the Vessel (or any share or interest therein) other than Permitted Encumbrances;

(g)
Not imperil Flag, Ownership, Insurances:  ensure that the Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Encumbrances in favour of the Lender and Encumbrances permitted by this Agreement) ownership or its Insurances;

(h)	Mortgage Covenants: always comply with all the covenants provided for in the Mortgage;
(i)	Assignment of Earnings: not assign or agree to assign otherwise than to the Lender the Earnings or any part thereof.
(j)	Sharing of Earnings:
(aa)	not enter into any agreement or arrangement for the sharing of any Earnings;
(bb)
not enter into any agreement or arrangement for the postponement of any date on which any Earnings are due, the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; or

(cc)	not enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Encumbrance relating to any Earnings;
(k)
Chartering:  ensure and procure that in the event of the Vessel being employed under a Charterparty, (i) the Borrower shall execute and deliver to the Lender within seven (7) days of signing thereof a Charterparty Assignment in favour of the Lender and a notice of any such assignment addressed to the relevant charterer and use its best endeavours to provide an acknowledgement of receipt by the relevant charterer, all in form and substance satisfactory to the Lender;

(l)
Compliance with Environmental Laws:  comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(aa)	of any Environmental Claim for an amount or amounts in aggregate exceeding Three hundred thousand Dollars ($300,000) made against the Vessel, any Relevant Ship and/or her respective owner; and
(bb)
upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the Borrower's response to such Environmental Claim on such regular basis and in such detail as the Lender shall require;

(m)
Vessel's Inspection:  permit the Lender by surveyors or other persons appointed by the Lender to board the Vessel at all reasonable times and without interruption to the schedule of the Vessel for the purpose of inspecting her condition and to afford all proper facilities for such inspection and the cost of such inspections shall be borne by the Borrower;

(n)	Management: ensure and procure that the Vessel is managed by the Managers;
(o)	Trading: as long as any amounts are owing under this Agreement to use the Vessel only as a civil merchant trading vessel; and
(p)
War Risk Insurance cover:  in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any government or by the Vessel's war risks insurers unless the prior written consent of the Lender has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

8.4
Negative undertakings in respect of the Vessel.  The Borrower hereby further undertakes and agrees with Bank that it will not without the prior written consent of the Lender (such consent not to be unreasonably withheld):

(a)	Chartering: let or agree to let the Vessel (other than under the Stena Charterparty):
(i)	on demise or bareboat charter for any period; or

(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months' duration;
(iii)	or on terms whereby more than two months' hire (or the equivalent) is payable in advance; or
(iv)	charter the Vessel otherwise than on bona fide arm's length terms at the time when the Vessel is fixed; or
(v)	under any pooling or sharing agreement in respect thereof on terms whereby any and all the Earnings of the Vessel are pooled or shared with any other person;
(b)	Manager: appoint a manager of the Vessel (other than the Managers) or terminate or materially amend the terms of the Management Agreements (or either of them);
(c)	No sharing agreement: not enter into any agreement or arrangement for sharing or pooling the Earnings of the Vessel without the Lender's consent; and
(d)	No Freight Derivatives: not enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives.
8.5	Validity of Securities - Earnings - Taxes etc.
The Borrower undertakes with the Lender that, from the date of this Agreement and throughout the Security Period, it, it will:
(a)
Validity:  ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)
Earnings:  ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of the Vessel shall be paid to the relevant Earnings Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the said Earnings Account or to such account in the name of the Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(c)
Taxes:  pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(d)
Manager:  not without the prior written consent of the Lender, such consent not to be unreasonably withheld, (and then only subject to such conditions as the Lender may impose) appoint a new manager of the Vessel other than the Managers;

(e)
Additional Documents:  from time to time at the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of the provisions of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender's consent) have not been fulfilled prior to the Drawdown Date, such conditions shall be complied with within five (5) Banking Days after the Lender's written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

8.6	Security cover - Valuation of Vessel
(a)
Security shortfall- Additional security:  If at any time during the Security Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:

(i)
prepay in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for five (5) days notice) within a period of thirty (30) days of the date of receipt by the Borrower of the Lender's said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made or to be made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or

(ii)
within thirty (30) days of the date of receipt by the Borrower of the Lender's said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.  Such additional security shall be constituted by:
(A)	additional pledged cash deposits in favour of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or
(B)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.
Any such additional security provided by the Lender shall be promptly released by the Lender once the Security Requirement ratio has been restored and remains restored for a period of at least ninety (90) days.  The provisions of Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel) and Clause 4.4 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.6(a)(ii).
(b)
Valuation of Vessel:  The Vessel shall, for the purposes of this Clause 8.6, be valued in Dollars (at least once a year) as and when the Lender shall reasonably require by an Approved Shipbroker appointed by the Lender in its sole discretion (such valuations to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the Vessel).  The Lender and the Borrower agree to accept such valuation made by the Approved Shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the Vessel at the date of such valuation and such valuation shall constitute the Market Value of the Vessel for the purposes of this Clause 8.6; Provided that if the Borrower does not agree with the results of the valuation obtained by the Lender, it may, in its discretion and at its expense:  (i) select and appoint a second Approved Shipbroker to prepare a second valuation to be addressed to the Lender and otherwise prepared in accordance with this Clause; and (ii) if the difference between the 2 valuations obtained at any time pursuant to this Clause is greater than $500,000, the Lender shall select and appoint a third Approved Shipbroker to make a third valuation, also to be addressed to the Lender and otherwise prepared in accordance with this Clause and, subject to the Lender receiving the second and (if applicable) the third such valuation within 10 days of the date of issue of the first valuation, the Market Value of the Ship in such circumstances shall be the average of the initial valuation and the valuation(s) provided by the second and (if applicable) the third Approved Shipbroker.

(b)
Valuation binding:  The value of the Vessel determined in accordance with the provisions of this Clause 8.6 shall be binding upon the Borrower and the Lender until such time as any further such valuations shall be obtained.

(c)
Information:  The Borrower undertakes to the Lender to supply to the Lender and to any such Approved Shipbroker such information concerning the Vessel and its condition as such Approved Shipbroker may reasonably require for the purpose of making any such valuation.

(d)
Costs:  All costs in connection with the Lender obtaining a valuation of the Vessel referred to in Clause 8.6(b) (Valuation of Vessel) once a year and any and all valuations obtained after an Event of Default having occurred and being continuing, and any valuation of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 8.6(a)(ii), and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.6 shall be borne by the Borrower.

(e)
Valuation of additional security:  For the purpose of this Clause 8.6, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel, its market value shall be that shown by a valuation complying with the requirements of Clause 8.6(b) (Valuation of Vessel) (whereas the costs shall be borne by the Borrower in accordance with Clause 8.6(e) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)
Documents and evidence:  In connection with any additional security provided in accordance with this Clause 8.6, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Schedule 2, Part 1 (Conditions precedent required in relation to the signing of this Agreement) as may in the Lender's opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.7	Sanctions The Borrower shall:
(a)	ensure that the Vessel will not be employed, and will not suffer the Vessel be employed, and will not and will ensure that the Borrower does not conduct or undertake any business:

(i)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:
(ii)	the United Nations Security Council;
(iii)	the European Union;
(iv)	the United Kingdom;
(v)	the United States of America;
(vi)	the Flag State;
(vii)	any state of which any officer or crew member of the Vessel is a national as they apply to their members or nationals; or
(b)
in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the European Union or the United States of America or the Flag State as they apply to their members or nationals, or any law applicable to the Borrower, the Managers, any charterer of the Vessel or any country which the Vessel may visit; or

(c)	in carrying illicit or prohibited goods; or
(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(e)	in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the any Applicable Sanctions; or
(f)	generally, comply, or procure compliance with any Applicable Sanctions.
8.8	Covenants for the Securities Parties
The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, they will ensure and procure that all other Security Parties (other than the Managers, except where appropriate in their capacity as Manager) and each of them duly and punctually comply, with the covenants in Clause 8.1 (General), Clause 8.3 (Undertakings concerning the Vessel), Clause 8.4 (Negative undertakings in respect of the Vessel), Clause 8.5 (Validity of Securities - Earnings - Taxes etc.), Clause 8.6 (Security cover –Valuation of Vessel) and Clause 8.7 (Sanctions) which are applicable to them mutatis mutandis.

8.9	No security or lien from other person
The Borrower has not taken or received, and the Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other person liable or for any liability whatsoever.
8.10	Stock-holding
The Borrower shall ensure that throughout the Security Period 100% of the shares of the Borrower shall be directly or indirectly held by persons disclosed to the Lender on the date hereof.
8.11	Know your customer and money laundering compliance
The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitment remains outstanding, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender's own internal guidelines from time to time to identify the Borrower and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
9.	CONDITIONS
9.1	Documents and evidence
The obligation of the Lender to make the Commitment available shall be subject to the condition that the Lender or its duly authorised representative shall have received, before or on the Drawdown Date, the documents and evidence specified in Parts 1 and 2 of Schedule 2 in form and substance satisfactory to the Lender.
9.2	General conditions precedent
(a)
The obligation of the Lender to make the Commitment available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice in respect thereof and at the time of the making of the Commitment:

(b)
the representations and warranties contained in Clause 7.1 (Representations and warranties), and as may be repeated in Clause 7.4 (Repetition of representations and warranties) are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

(c)	no Default shall have occurred and be continuing or would result from the making of the Commitment.
9.3	Waiver of conditions precedent
The conditions specified in this Clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.
9.4	Further conditions precedent
Not later than five (5) Banking Days prior to the Drawdown Date and not later than ten (10) Banking Days prior to each Interest Payment Date, the Lender may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Lender on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of Clause 7 (Representations and warranties), Clause 8 (Undertakings) and Clause 9 (Conditions precedent) of this Agreement provided always that any such request prior to any Interest Payment Date must be reasonable.
10.	EVENTS OF DEFAULT
10.1	Events
There shall be an Event of Default if:
(a)
Non-payment:  any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Security Documents (and, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

(b)
Breach of Insurance and certain other obligations:  the Borrower fails to obtain and/or maintain the Insurances (in accordance with the requirements of the Security Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of misstatement in any proposal for the Insurances or for any other failure or default on the part the Borrower (unless the Borrower at the time arranges and has fully in place insurance covenants satisfying the terms of this Agreement and the terms of the other Security Documents in substitution for the Insurances which have been cancelled or in respect of which an insurer has disclaimed liability) or any other person or the Borrower commits any breath of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8 (Undertakings) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within five (5) banking days of the Lender notifying the relevant Security Party of such default and of such required action; or
(c)
Breach of other obligations:  any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents or any of the Underlying Documents (other than those referred to in Clauses 10.1(a) (Non payment) and Clause 10.1(b) (Breach of Insurance and certain other obligations)) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within five (5) Banking Days of the Lender notifying the relevant Security Party of such default and of such required action; or

(d)
Misrepresentation:  any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or any of the Underlying Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents or any of the Underlying Documents is or proves to have been incorrect or misleading in any material respect; or

(e)
Cross-default:  any Financial Indebtedness of the Borrower or any other member of the Group in excess of $500,000 is not paid when due or any Financial Indebtedness of the Borrower or any other member of the Group becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or such other member of the Group of a voluntary right of prepayment) or any creditor of the Borrower or any other member of the Group becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to the Borrower or such other member of the Group relating to Financial Indebtedness, is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the Borrower or such other member of the Group shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way such party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by the Borrower or any other member of the Group in respect of Financial Indebtedness in excess of $500,000 is not honoured when due and called upon unless, in any such case, the Borrower is contesting in good faith the validity of its obligations to make any payment referred to in this Clause 10.1(e) and the Borrower has provided the Lender with satisfactory evidence that it has set aside adequate resources with respect to the amount being claimed of it and to finance any actions it is taking to contest such claim; or
(f)
Legal process:  any judgment or order made or commenced in good faith by a person against any of the Security Parties relating to an amount over $500,000 is not stayed or complied with within fifteen (15) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bone fide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within fifteen (15) days; or

(g)
Insolvency:  any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Financial Indebtedness; or

(h)
Reduction or loss of capital:  a meeting is convened by any corporate Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital (excluding, in the case of Top Ships, share buybacks or return of capital as a dividend ); or

(i)
Winding up:  any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any corporate Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)
Administration:  any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any corporate Security Party or the Lender reasonably believes that any such petition or other step is imminent or an administration order is made in relation to any corporate Security Party; or

(k)
Appointment of receivers and managers:  any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

(l)
Compositions:  any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness (save in the case of Top Ships of rescheduling of all or part of its unsecured indebtedness), or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided however that if the Borrower is able to provide evidence satisfactory in all respect to the Lender, that not withstanding such readjustment or rescheduling, composition, compromise or arrangement, it will still, in the Lender's sole opinion, be able to satisfy its permanent obligations as they fall due, the same shall not constitute an event of default; or

(m)
Analogous proceedings:  there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their respective assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clause 10.1(f) (Legal process) to Clause 10.1(1) (Compositions) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or
(o)
Seizure:  all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(p)
Invalidity:  any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)
Unlawfulness:  it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

(r)	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or
(s)	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or
(t)
Material adverse change:  there occurs, in the opinion of the Lender, a material adverse change in the financial condition of any Security Party from the financial and other information disclosed by the Borrower to the Lender in the negotiation of this Agreement, which might, in the opinion of the Lender, materially impair the ability of such Security Party to perform their respective obligations under this Agreement and the Finance Documents to which is or is to be a party; or

(u)
Arrest:  the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner (other than in circumstances covered by the definition of Total Loss) and the Owner shall fail to procure the release of the Vessel within a period of thirty (30) days thereafter; or

(v)
Registration:  the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender or, if the Vessel is only provisionally registered on the Delivery Date, the Vessel is not permanently registered under the laws and flag of the Flag State within three (3) months of the Delivery Date, or if such registration of the Vessel is not renewed at least within fifteen (15) days prior to the expiry of such registration; or

(w)
Unrest:  the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Lender reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents and the Owner fails to register the Vessel at a flag acceptable to the Lender upon the Lender's request within the period prescribed in such request; or

(x)	Mortgage contested: the registration of the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or if the validity or priority of the Mortgage is contested; or

(y)
Material events:  any other event occurs or circumstance arises which, in the opinion of the Lender, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

(z)	Earnings Account: any moneys are withdrawn from the Earnings Account (or either of them) other than in accordance with Clause 14 (Earnings Account); or
(aa)
Environment:  the Owner, the Managers and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel is involved in any incident which gives rise or may give rise to an Environmental Claim in excess of $500,000 if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Lender, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Owner or either of the Managers or on the security constituted by any of the Security Documents; or

(bb)
P&I:  the Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(cc)
Change in shareholding:  there is a change in the legal and/or ultimate beneficial ownership of the shares in any of the Borrower and the Corporate Guarantor from that existing on the date of this Agreement as specified in Clause 7.1(dd) (Shareholding) and witnessed by Ultimate Beneficial Declaration ("UBO") declaration without the prior written consent of the Lender (save in the case where Top Ships will acquire 100% of the share capital of the Borrower)); or

(dd)
Change of Management:  the Vessel ceases to be managed by the Managers (or either of them) (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Lender and the Owner fails to appoint a new Manager prior to the termination of the relevant Management Agreement with the previous Manager; or

(ee)	Deviation of Earnings: any Earnings of the Vessel are not paid to the Earnings Account for any reason whatsoever (other than with the Lender's prior written consent); or
(ff)
Charterparty:  the Stena Charterparty is at any time and for any reason terminated or becomes invalid or unenforceable or otherwise ceases to remain in full force and effect, or if the validity of such Charterparty shall at any time and for any reason be successfully contested by any party thereto, or it becomes impossible or unlawful for any party to such Charterparty to fulfil any of its covenants and obligations contained therein and the Borrowers do not provide an alternative Charterparty in form and substance satisfactory to the Lender and/or additional security as provided in Clause 8.6(a) (Security shortfall-Additional security) within forty five (45) days of such event; or

(gg)
Personal Guarantor:  the Personal Guarantor passes away or is found to be of unsound mind or of any other legal disability or incapacity by a court of a Relevant Jurisdiction, unless the Borrower provides the Lender with a substitute Personal Guarantee executed by a person approved by the Lender at its sole discretion or other security acceptable to the Lender, within a period of not more than forty five (45) days from the occurrence of any such event or any steps are taken or legal proceedings initiated for the Personal Guarantor to be adjudicated or found bankrupt or any event analogous thereto occurs in relation to the Personal Guarantor in any jurisdiction or any of the events referred to in Clauses 10.1(d) (Misrepresentation) or (e) (Cross-default) occurs (mutatis mutandis) in relation to the Personal Guarantor; or

(hh)
ISM Code and ISPS Code:  (without prejudice to the generality of Clause 10.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.1(p) (Compliance with ISM Code) and Clause 8.1(q) (Compliance with ISPS Code) are not complied with and/or the Vessel ceases to comply with the ISM Code and/or the ISPS Code; or

(ii)	Security Documents: any event of default (as howsoever described or defined therein) occurs under the Security Documents (or any of them).
10.2	Consequences of Default – Acceleration
The Lender may, without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:

(a)	by notice to the Borrower declare that the obligation of the Lender to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or
(b)
by notice to the Borrower declare that the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrower; and/or

(c)
put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or any other Security Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).

10.3	Multiple notices; action without notice
The Lender may serve notices under Clause 10.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause even if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and to bring about its lawful consequences.
10.4	Demand basis
If, pursuant to Clause 10.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.
10.5	Proof of Default
It is agreed that (a) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (b) the occurrence of this (non payment shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

10.6	Exclusion of Lender's liability
Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:
(a)
for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct or gross negligence of the Lender's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
11.	INDEMNITIES
11.1	Miscellaneous indemnities
The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Security Documents, against any loss (including, without limitation, loss of Margin and any Break Costs) or expense which the Lender shall certify as sustained or incurred as a consequence of:
(a)	any default in payment by the Borrower of any sum under any of the Security Documents when due;
(b)	the occurrence of any other Event of Default;
(c)
any prepayment of the Loan or part thereof being made under Clause 4.2 (Voluntary prepayment), Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel), or Clause 12 (Unlawfulness-Increase cost), or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)	the Commitment not being made for any reason (excluding any default by the Lender) after the Drawdown Notice in relation thereto has been given.

11.2	Extend of indemnity
Without limiting its generality, Clause 11.1 (Miscellaneous indemnities) covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and
11.3	Currency indemnity
If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  Any amount due from the Borrower under this Clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
11.4	Environmental indemnity
The Borrower shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.
11.5	Maintenance of the Indemnities
The indemnities contained in this Clause 11 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 11 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.
11.6	Communications Indemnity
It is hereby agreed in connection with communications that:
(a)
express authority is hereby given by the Borrower to the Lender to accept (at the sole discretion of the Lender) all tested or untested communications given by facsimile or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter;

(b)
the Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax numbers mentioned in Clause 17.1 (Notices and communications) or any other fax number usually used by it or its managing company;

(c)
the Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Lender and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications.  It is hereby undertaken by the Borrower to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender or any third party may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications;

(d)
with regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower;
(e)
the risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Lender will be indemnified in full pursuant to this Clause;

(f)
the Lender shall have the right to ask the Borrower to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so.  The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrower or by any of their authorised representative(s); and

(g)
it is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect it from loss and to prevent its terms becoming known to any persons not directly concerned with its use.  The Borrower shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement.

11.7	Gross-up in the event of a FATCA Deduction – Borrower
(a)
If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly.
(d)
Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the FATCA

Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.
11.8	FATCA status
(a)	Subject to Clause 11.8(c) below, each party shall, within ten (10) Banking Days of a reasonable request by another party:
(i)	confirm to that other party whether it is:
a.	a FATCA Exempt Party; or
b.	not a FATCA Exempt Party; and
(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA.

(b)
If a party confirms to another party pursuant to Clause 11.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 11.8(a)(i) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any policy of the Lender;
(iii)	any fiduciary duty; or
(iv)	any duty of confidentiality.
(d)
If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 11.8(a) above (including, for the avoidance of doubt, where Clause 11.8(c) above applies), then:

(i)
if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Security Documents as if it is not a FATCA Exempt Party; and

(ii)
if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Security Documents (and payments made thereunder) as if its applicable passthru percentage is 100%,

(iii)	until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.
12.	UNLAWFULNESS AND INCREASED COST
12.1	Unlawfulness
If it is or becomes contrary to any law or regulation for the Lender to make the Commitment or to maintain the Commitment or fund the Loan, the Lender shall promptly give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith, if so required pursuant to such law or regulation, or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest and commitment commission accrued to the date of prepayment and all other sums payable by the Borrower under any of the Security Documents;
12.2	Increased cost
If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits, or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with any amendment of the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basle Committee on Banking Supervision in June 2004 as implemented in the European Union by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) or any amendatory or substitute agreement in respect thereof including, without limitation, the proposed new Basle Capital Accord ("Basle III") or any other law or regulation which implements Basel II) is to:
(a)
subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or
(b)	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or
(c)	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or
(d)
reduce the Lender's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender's obligations under any of the Security Documents; and/or

(e)
require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Security Documents; and/or

(f)
require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to Clause 12.4 (Exception)):
(i)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and
(ii)
the Borrower shall on demand pay to the Lender the amount which the Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this Clause 12.2 "holding company" means the company or entity (if any) within the consolidated supervision of which the Lender is included.
12.3	Option to prepay
If any additional amounts are required to be paid by the Borrower to the Lender by virtue of Clause 12.2 (Increased cost), the Borrower shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date.  Any such notice, once given, shall be irrevocable.
12.4	Exception
Nothing in Clause 12.2 (Increased cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under Clause 6.6 (Gross up).
13.	SECURITY, APPLICATION AND SET-OFF
13.1	Securities
As security for the due and punctual repayment of the Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists of the Security Documents as defined herein.
13.2	Application of moneys
(a)
Order of application:  Except as any Security Document may otherwise provide, all moneys received by the Lender under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)
Firstly, in or towards payment of Expenses and all sums other than principal or interest which may be due to the Lender under this Agreement and the other Finance Documents or any of them at the time of application;

(ii)	Secondly, in or towards payment of any default interest;
(iii)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;
(iv)	Fourthly, in or towards repayment of the Loan whether the same is due and payable or not;
(v)
Fifthly, in or towards payment to the Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

(vi)	Sixthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else shall be entitled to receive such surplus.
(b)
Notice of variation of order of application:  The Lender may, by notice to the Borrower and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 13.2(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrower to the Lender.

(c)
Effect of variation notice:  The Lender may give notices under Clause 13.2(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Banking Day before the date on which the notice is served.

(d)
Insufficient balance:  For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrower or any other person liable therefor.

(e)
Appropriation rights overridden:  This Clause 13.2 and any notice which the Lender gives under Clause 13.2(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

13.3	Set-off
(a)
Express authority is hereby given by the Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually, in equity or otherwise, at any time and without notice to the Borrower upon the occurrence of any Event of Default, which is continuing and without prior notice to the Borrower:

(b)
to apply any credit balance standing upon any account of the Borrower with any branch of the Lender (including, without limitation, the Earnings Account) and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrower under this Agreement, the General Assignment and/or any of the other Security Documents;

(c)	in the name of the Borrower and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(d)	to combine and/or consolidate all or any accounts in the name of the Borrower or the other Security Parties or any of them with the Lender.
(e)
For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application.  The Lender shall not be obliged to exercise any right given by this Clause.  The Lender shall notify the Borrower forthwith upon the exercise of any right of set-off giving full details in relation thereto.

13.4	Further assurance
The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Lender enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
14.	EARNINGS ACCOUNT
14.1	General
The Borrower undertakes with the Lender that it will:
(a)	on or before the Drawdown Date open the Earnings Account; and
(b)
procure that all moneys payable in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the General Assignment, be paid to the Earnings Account free from Encumbrances and rights of set off other than those created by or under the Finance Documents.

14.2	Earnings Account
Unless and until an Event of Default shall occur (whereupon the provisions of Clause 13.2 (Application of monies) shall be applicable) and subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Earnings Account save as hereinafter provided.  Subject to Clause 10 (Events of Default), all monies paid to the Earnings Account after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied by the Lender as follows:

(a)
firstly:  in payment of any arrears of interest and principal of the Loan due and payable and any and all other sums whatsoever due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

(b)	secondly: in payment of the Operating Expenses of its Vessel; and
(c)	thirdly: any credit balance shall be available to the Borrower to be used for any purpose not inconsistent with the Borrower's other obligations under this Agreement.
14.3	Interest
Amounts standing to the credit of the Earnings Account shall (unless otherwise agreed between the Lender and the Borrower) bear interest at the rates from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Earnings Account.  Interest accrued shall be credited to the Earnings Account.  Such interest shall, provided that (a) the foregoing provisions of this Clause 14.3 shall have been complied with and (b) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrower.
14.4	Drawings from Earnings Account
The Borrower shall not be entitled to draw from the Earnings Account if an Event of Default has occurred and is continuing.
14.5	Obligations unaffected. The provisions of this Clause 14 do not affect:
(a)
Nothing herein contained shall be deemed to affect the liability and absolute obligation of the Borrower to repay the Loan and pay interest thereon on the due dates as provided in Clause 3 (Interest) and Clause 4 (Repayment-Prepayment) nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document
14.6	Authorisation
The Borrower hereby irrevocably authorises the Lender to make from the Earnings Account any and all above payments and repayments as and when the same fall due or at any time thereafter.  The Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by the Borrower from time to time to debit the Earnings Account without notice to the Borrower in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 10 (Events of Deafult).  The Lender shall advise the Borrower in respect of any such payment or repayment.
14.7	Relocation of Earnings Account
The Borrower will comply with any written requirement of the Lender from time to time as to the location or re-location of the Earnings Account and will from time to time enter into such documentation as the Lender may reasonably require in order to create or maintain in favour of the Lender an Encumbrance in the Earnings Account, all at cost and expense of the Borrower.
14.8	No Encumbrances
The Borrower hereby covenants with the Lender that the Earnings Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Earnings Account other than in favour of the Lender.
14.9	Operation of Earnings Account
The Earnings Account shall be operated by the Borrower to the degree permitted by this Agreement and the General Assignment in accordance with the Lender's usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Lender's usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrower).
14.10	Application on Event of Default – Set off
Upon the occurrence of an Event of Default or at any time thereafter (whether or not notice of default has been given to the Borrower) the Lender shall be entitled, but not bound, to set off and apply all sums standing to the credit of the Earnings Account and accrued interest (if any) without notice to the Borrower in the manner specified in Clause 13.2 (Application of monies) (and express and irrevocable authority is hereby given by the Borrower to the Lender so to set off and debit the Earnings Account accordingly by the same and the Lender shall be released to the extent of such set off and application).

14.11	Sufficient monies. The Borrower hereby warrants that monies equal to 1/3 of principal plus relevant amount of interest will be accumulated each and every month in the Earnings Account.
14.12	Release
Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Earnings Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.
15.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE
15.1	Benefit and burden
This Agreement shall be binding upon, and enure for the benefit of, the Lender and the Borrower and their respective successors.
15.2	No assignment by Security Parties
The Borrower and any other Security Party may not assign any rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.
15.3	Assignment by the Lender
The Lender may at any time without the consent of the Borrower other than in the circumstances referred to in Clause 15.7 (Securitisation), in respect of which the terms of Clause 15.7 (Securitisation) shall apply), cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be assigned or transferred to (i) another branch, subsidiary or affiliate of, or company controlled by, the Lender, (ii) another first class international bank or financial institution, insurer, social security fund, pension fund, capital investment company, financial intermediary or special purpose vehicle associated to any of them (iii) a trust corporation, fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, which are managed or serviced by the Lender (in each case an "Assignee" or a "Transferee").  The Lender may sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents without the consent of, or consultation with or notice to the Borrower and the other Security Parties; provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender's obligations under this Agreement.  Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the assignee, transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrower in which case any cost arising therefrom shall be for the account of the Borrower.
15.4	Disclosure of information
(a)
The Lender may disclose (on a confidential basis) to a prospective assignee, substitute or transferee or to any other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the "Prospective Assignee") who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Security Parties, as the Lender shall consider appropriate if the Lender first procures that the Prospective Assignee shall undertake to the Borrower to keep secret and confidential and, without the Borrower's consent , disclose to any third party any of the information, reports or documents supplied by the Lender, provided however that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(i)	in relation to any proceedings arising out of this Agreement or the other Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or
(ii)	pursuant to a court order relating to discovery or otherwise; or
(iii)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or
(iv)	to its auditors, legal or other professional advisers.
In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrower.
15.5	Documenting assignments and transfers
If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 15.4 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrower shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant.  The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertake that they shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.
15.6	Changes in constitution or reorganisation of the Lender
For the avoidance of doubt and without prejudice to the provisions of Clause 15.1 (Benefit and burden), this Agreement shall remain binding on the Borrower and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.
15.7	Securitisation
The Lender may include all or any part of the Loan in a securitisation (or similar transaction) without the consent of, or consultation with, but after giving 30-day notice to the Borrower.  The Borrower will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and need only provide any such information which any third parties may reasonably require.
15.8	Lending Office
The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.  If the office through which the Lender is lending is changed pursuant to this Clause 15.8, the Lender shall notify the Borrower promptly of such change and upon notification of any such transfer, the word "Lender" in this Agreement and in the other Security Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.
16.	MISCELLANEOUS
16.1	Cumulative Remedies
The rights and remedies of the Lender contained in this Agreement and the other Security Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.
16.2	No implied waivers
No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Security Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents.  No modification or waiver by the Lender of any provision of this Agreement or of any of the other Security Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given.  No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.  The rights and remedies of the Lender contained in this Agreement and the other Security Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.
16.3	Integration of Terms
This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

16.4	Invalidity of Terms
In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof.  If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied.  Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.
16.5	Amendments
This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.
16.6	Inconsistency of Terms
In the event of any inconsistency or conflict between this Agreement and the provisions of any of the other Security Documents, the provisions of this Agreement shall prevail.
16.7	Language and genuineness of documents
(a)	Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the English language.
(b)
Certification of documents:  Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as it will be acceptable to the Lender at the sole discretion of the Lender.

(c)
Certification of signature:  Signatures on Board or shareholder resolutions, Secretary's certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

16.8	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
16.9	Confidentiality
(a)
Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)
The Borrower acknowledges and accepts that the Lender may be required by law to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)
The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Lender's rights or for any other purpose for which in the opinion of the Lender, such disclosure should be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorises any such disclosure and delivery.

(d)
The Borrower acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

16.10	Process Agent in Greece
Mr. Andreas Louka, an attorney-at-law, c/o Central Mare Inc., of 1, Vassilissis Sofias Str. Sr Meg. Alexandrou Str. Maroussi, Attica, Greece, is hereby appointed by the Borrower as agent to accept service (hereinafter "Process Agent for Greek Proceedings") upon whom any judicial or extrajudicial process may be served (including but without limitation any documents initiating legal proceedings) and any notice, request, demand payment order, announcement of claim, any enforcement process or other communication under this Agreement or any of the Security Documents.  In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent for Greek Proceedings as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code.  In case, however, that such Process Agent for Greek Proceedings is found at any other address, the Lender shall have the right to serve the documents either on the Process Agent for Greek Proceedings at such address or in accordance with the procedure provided by the relevant law.
16.11	Special provisions
In case Top Ships acquires 100% of the shares of the Borrower, the parties hereto agree as follows:
(a)
Substitution for the Personal Guarantee:  Top Ships shall execute in favour of the Lender its Corporate Guarantee in substitution for the Personal Guarantee (herein, the "Top Ships Corporate Guarantee");

(b)	Dividends: the Borrower shall be entitled to declare or pay any dividends to any of its shareholders without the prior written consent of the Lender, unless:
(i)	any Event of Default has occurred and is continuing; and/or
(ii)	an Event of Default shall occur as a result of the payment of such dividends.
(c)
Financial covenants-Compliance Certificate:  the Borrower will ensure that, for the duration of the remainder of the Security Period, Top Ships Group' consolidated financial position, based on the most recent Accounting Information to comply with the financial covenants set out below:

(i)	Adjusted Net Worth: Top Ships to maintain market value Adjusted Net Worth of at least $20,000,000 (Twenty million Dollars);
(ii)	EBITDA: Top Ships to maintain the consolidated interest cover ratio (EB11DA to Net Interest Expense) of 1.2 minimum;
(iii)
Liquidity:  ensure that throughout the remainder of the Security Period, the Liquid Funds of Top Ships on a consolidated basis will not at any time be in an amount of less than United States Dollars Seven hundred fifty thousand ($750,000) per owned Fleet Vessel; and

(iv)	Leverage: the Leverage Ratio of Top Ships Group shall not exceed seventy five per cent (75%).
The Adjusted Net Worth, EBITDA, Leverage and Liquid Funds of Top Ships to be tested and confirmed to the Lender semi-annually and annually on the basis of the Financial Statements to be delivered to the Lender as per Clause 8.1(e) (Financial statements).
The Adjusted Net Worth, Liquid Funds, Leverage Ratio and the EM MA to be tested and confirmed to the Lender semi-annually and annually on the basis of the semi-annual unaudited and annual audited Financial Statements and the Compliance Certificate to be delivered to the Lender as per Clause 8.1(e) (Financial statements).
The expressions used in this Clause 8.6 shall be construed in accordance with law and accounting principles internationally accepted as used in the Accounting Information produced in accordance with Clause 8.1(e) (Financial statements), and for the purposes of this Agreement:
"Accounting Information" means the annual audited consolidated financial statements of Top Ships Group and the interim semi-annual un-audited financial statements of Top Ships Group, to be provided by the Borrower to the Agent in accordance with clause 8.1(e) (Financial Statements - Compliance Certificate);
"Accounting Period" means each Financial Year and each half-year of each Financial Year falling during the Security Period for which the Accounting Information is required to be delivered to the Lender pursuant to Clause 8.1(e) (Financial Statements - Compliance Certificate);
"Adjusted Net Worth" means, in respect of an Accounting Period, the amount by which the Market Value of the Fleet Vessels exceeds the Total Debt (after deducting all cash and cash equivalents and restricted cash);
"Cash" and "Cash Equivalents" means, at any relevant time, the aggregate of:
(a)	cash in hand or on deposit with any prime international bank;
(b)	Marketable Securities valued at their then published market value rates owned by Top Ships at that date; and
(c)	any other instrument, security or investment approved by the Lender, which are free from any security interest and/or restrictions.
"EBITDA" means, in respect of an Accounting Period and on a consolidated basis of Top Ships, the Earnings before interest and other taxes, all non cash items, extraordinary expenses (drydock etc), depreciation and amortization;

"Fleet Market Value" means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with Clause 8.6(b) (Valuation of Vessel) of this Agreement;
"Fleet Vessels" means, together, all of the vessels (including, but not limited to, the Vessel) from time to time owned or leased by members of the Top Ships Group which, at the relevant time, are included within the Total Assets of the Group in the balance sheet of the Accounting Information (each a "Fleet Vessel");
"Leverage Ratio" means, in respect of an Accounting Period, the ratio of the Total Debt (after deducting all Cash and Cash Equivalents and restricted cash) to the aggregate Market Value of all Fleet Vessels;
"Marketable Securities" means any bonds, stocks, notes or bills payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Lender.
"Net Interest Expense" means, in respect of an Accounting Period, on a consolidated basis the total interest expense minus the total interest income;
"Total Assets" means, in respect of an Accounting Period, the aggregate value of all assets of the Top Ships Group included in the Accounting Information as "current assets" and the value of all investments and all other tangible and intangible assets of the Top Ships Group properly included in the Accounting Information as 'fixed assets" in accordance with IFRS; and
"Total Debt" means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Top Ships Group of all short term interest bearing bank debt included in the financial statements of the Top Ships Group under current liabilities plus the long term interest bearing bank debt.
17.	COMMUNICATIONS
17.1	Notices and communications
Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:
(a)	be in writing delivered personally or by registered letter or facsimile transmission or other means of telecommunication in permanent written form;
(b)
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or in the case of a registered letter, on the date it is registered as delivered and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch, as proved by the fax report, is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and
(c)	be sent:
(i)	if to be sent to any Security Party:
c/o Central Mare Inc.,
1, Vassilissis Sofias Str. & Meg. Alexandrou Str.,
Maroussi, Attica, Greece,
Facsimile No:  +30 210 8128320
Attention:  Andreas Louka Legal Advisor
(ii)	to the Lender at:
Alpha Bank A.E.,
93 Akti Miaouli, Piraeus, Greece
Fax No. +30 210 42 90 268
Attention:  The Manager
or to such other address and/or numbers as is notified by one party to the other party under this Agreement.
18.	GOVERNING LAW AND JURISDICTION
18.1	Law
(a)	Applicable Law: This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.
(b)
Enforcement in Greece:  For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.

18.2	Jurisdiction
(a)
Exclusive English jurisdiction:  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").  The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)
Waiver:  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)
Choice of forum for the exclusive benefit of the Lender:  This Clause 18.2 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

18.3	Process Agent for English Proceedings
Without prejudice to any other mode of service allowed under any relevant law the Borrower irrevocably designates, appoints and empowers Messrs. TOP PROPERTIES (LONDON) LIMITED (attention:  Mr. Stylianos Giamanis) at their office for the time being at 247 Gray's Inn Road, London WC1X8QZ, England (hereinafter called the "Process Agent for English Proceedings"), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Security Document, provided, however, that:
(a)
the Borrower hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrower's behalf.  The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrower in accordance with Clause 17.1 (Notices and communications); and

(b)	the Borrower hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrower of the process will not invalidate the proceedings concerned.
18.4	Lender's rights unaffected
Nothing in this Clause 18 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
18.5	Proceedings in any other country
If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgement or order obtained in courts of Piraeus shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.
18.6	Third Party rights
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
18.7	Meaning of "proceedings"
In this Clause 18 "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

Schedule 1
Form of Drawdown Notice
(referred to in Clause 2.2)
Date:  [—]
To:	ALPHA BANK A.E., 93 Akti Miaouli, Piraeus, Greece (the "Lender")
Re:  Loan Agreement dated [—] July, 2016 made between (A) ECO SEVEN INC. (the "Borrower") and (B) the Lender (the "Loan Agreement") for a secured loan facility of up to $23,350,000.

We refer to the Loan Agreement and hereby give you notice that we wish to draw down the [whole/part] of the Commitment amounting to $[—] on (date) and select a first Interest Period in respect thereof of [—] months.  The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;
(b)	the representations and warranties contained in Clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)
the borrowing to be effected by the drawdown of the Commitment is within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	there has been no material adverse change in our financial position from that described by us to the Lender in the negotiation of the Loan Agreement.
You are hereby authorised and instructed to deduct the amount of $500,000 (Dollars Five hundred thousand) and place same in the Earnings Account as the minimum liquidity provided in Clause 8.1(j) (Liquidity) of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.
For and on behalf of
Eco Seven Inc

By:
Name:
Title:	Attorney-in-fact

Schedule 2
Documents and evidence required as conditions precedent
 (referred to in Clause 9.1)
Part 1
(Conditions precedent required in relation to the signing of this Agreement)
(a)	Constitutional documents
copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;
(b)	Corporate authorisations
copies of resolutions of the directors and shareholders of each Security Party approving such of the Security Documents to which such Security Party is, or is to be, party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified by an officer of such Security Party as:
(i)	being true and correct;
(ii)	being duly passed at meetings of the directors of such Security Party and of the shareholders of such Security Party each duly convened and held;
(iii)	not having been amended, modified or revoked;
(iv)	being in full force and effect; and
(v)	together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	Certificate of incumbency
a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;
(d)	Borrower's consents and approvals
a certificate from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Security Documents;

(e)	Security Parties' process agents
letters from the Security Parties' agents for receipt of service of proceedings referred to in Clauses 16.10 (Process Agent in Greece) and 18.3 (Process Agent for English Proceedings) accepting its/their appointment under the said Clauses and under each of the other Security Documents in which it is or is to be appointed as agent to receive legal process;
(f)	Know your customer and money laundering compliance
All documents required by the Lender in relation to the Borrower pursuant to the Lender's "know your customer" requirements.
(g)	Earnings Account
evidence that the Earnings Account have been duly opened and all mandate forms, and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations or other documents required in connection with the opening or operation of the Earnings Account have been duly delivered to the Lender to and have been accepted by the compliance department of the Lender.
(h)	Contract
a certified true copy of the Contract and any addenda thereto duly executed and in a form and substance acceptable to the Lender in its sole discretion;
(i)	Liquidity
evidence that the Borrower has deposited the minimum liquidity provided in Clause 8.10(j) (Liquidity);
(j)	Share certificates
copies of the share certificates representing the entire issued share capital of the Borrower.
[INTENTIONALLY LEFT BLANK]

Part 2
Conditions precedent required in relation to the drawdown of the Commitment.
(a)	Drawdown notice
the Drawdown Notice in respect of the Commitment duly executed;
(b)	Conditions precedent
evidence that the conditions precedent set out in Part 1 of Schedule 2 remain fully satisfied;
(c)	Vessel's conditions
evidence that the Vessel:
(i)	Vessel's Delivery.
the Vessel has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Contract, and the full purchase price payable under the Contract in respect of the Vessel (in addition to the part to be financed by the Loan) has been duly paid;
(ii)	Registration and Encumbrances
is definitively and permanently registered in the name of the Owner through the Registry under the laws and flag of the Flag State and that the Vessel and its Earnings, Insurances and Requisition Compensation are free of Encumbrances, save as contemplated by the Security Documents; and
(iii)	Classification
is in class as provided in the Mortgage free of any overdue requirements and recommendations of the Classification Society; and
(iv)	Insurance
is insured in accordance with the provisions of the Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Vessel is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Vessel), to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessel;
(d)	No claim
evidence satisfactory to the Lender that neither the Builder nor any other party who may have a claim pursuant to the Contract have any claims against the Vessel or the Borrower and that there have been no breaches of the terms of the Contract or any default thereunder;
(e)	Title and no Encumbrances
evidence that good title to the Vessel has passed to the Borrower and that there is no Encumbrance of any kind created or permitted by any person on or relating to the Contract other than Permitted Encumbrances;
(f)	Equity
evidence that the part of the purchase price payable by the Borrower to the Builder pursuant to the Contract which is not being funded pursuant to this Agreement has been paid or shall be paid concurrently with the Loan by the Borrower to the Builder on Delivery of the Vessel;
(g)	Mortgage
the Mortgage has been duly registered against the Vessel as a valid first priority/preferred ship mortgage in accordance with the laws of the Flag State;
(h)	Beneficial ownership
Lender's UBO form as to the beneficial ownership of each corporate Security Party duly signed;
(i)	Sale documents
duly certified copy of the Bill of Sale and the protocol of delivery and acceptance of the Vessel together with copies of all documents delivered by the Builder to the Borrower pursuant to the Contract;
(j)	Trading Certificates
evidence that the trading certificates of the Vessel are valid and in force and duly certified copies thereof have been or shall be delivered to the Lender promptly;

(k)	Trim and stability booklet
a copy of the trim and stability booklet certifying the lightweight of the Vessel certified as true and complete by the legal counsel of the Borrower;
(1)	Valuation of Vessel
recent charter free valuation of the Vessel, at the Borrower's expense, as at a date determined by the Lender but in any event before the Drawdown Date, prepared on the basis specified in Clause 8.6(b) (Valuation of Vessel) by an Approved Shipbroker appointed by the Lender in form and substance satisfactory to the Lender;
(m)	Security Documents, letters and other documents
the Mortgage, the General Assignment, the Charterparty Assignment, the Accounts Pledge Agreement, the Manager's Undertaking and the Insurance Letter, each duly executed and delivered by the respective parties thereto;
(n)          Notices of assignment
duly executed notices of assignment required by the terms and in the forms prescribed by the Security Documents;
(o)	Security Parties' process agents
letters from the Security Parties' agents for receipt of service of proceedings referred to in Clauses 16.10 (Process Agent in Greece) and 18.3 (Process Agent for English Proceedings) accepting his/their appointment under the said Clauses and under each of the other Security Documents in which it is or is to be appointed as agent to receive legal process;
(p)	Mortgage registration
evidence that the Mortgage has been registered against the Vessel through the Registry under the laws and flag of the Flag State;
(q)	Management Agreement
a copy, certified as a true and complete copy by an officer of the Owner or the Borrower's lawyer, of the Management Agreements;
(r)	ISM Code and ISPS Code
(i) evidence satisfactory to the Lender that the Operator (aa) complies with the requirements of the ISM Code, (bb) has obtained a DOC for itself (a certified copy of which DOC has been delivered to the Lender), (iii) a copy of the SMC in respect of the

Vessel issued pursuant to the ISM Code and (iv) the ISSC (International Ship Security Certificate) issued by the Flag State in accordance with the ISPS Code for the Vessel;
(s)	Insurers confirmations
all necessary confirmations from the insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion and -in the event of fleet cover - accompanied by waivers for liens for unpaid premium of other vessels managed by the Managers and which are not subject to any mortgage in favour of the Lender) and (if required by the Lender);
(t)	Insurance opinion
an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;
(u)	Representations and warranties
the representations and warranties set out in Clause 7 (Representations and warranties) and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
(v)	No Event of Default
no Event of Default shall have occurred and be continuing or would result from the drawdown;
(w)	No change
the Lender shall be satisfied that there has been no change in the ownership, management, operations of the Borrower and/or adverse change financial condition of any Security Party, which (change) might, in the sole opinion of the Lender, be detrimental to the interests of the Lender;
(x)	No Market disruption Event
the interest rate applicable to the Loan during the first Interest Period would not fall to be determined pursuant to Clause 3.6 (Market disruption – Non Availability);
(y)	Fees
payment of the Arrangement Fee due from the Borrower to the Lender pursuant to the terms of Clause 5.1 (Fees and commissions);

(z)	Legal opinions
favourable opinions of the legal advisers appointed by the Lender as well as lawyers qualified on Flag State law on matters of the Flag State law;
(aa)	Further opinions
such further opinions as the Lender may require;
(bb)	Acknowledgement of receipt
a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrower and/or any other Security Party to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct; and
(cc)	Further conditions precedent
such further conditions precedent as the Lender may require.
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Schedule 3
Form of Compliance Certificate
(referred to in Clause 8.1(e) and 16.11
To:	ALPHA BANK AL, 93 Akti Miaouli, Piraeus, Greece (the "Lender")
From:	TOP SHIPS INC., of the Marshall Islands (the "Corporate Guarantor")
Dated:  [—], 20[—]
RE:          Loan Agreement dated [—] July, 2016 made between (1) Eco Seven Inc. (the "Borrower") (2) the Lender, in respect of a loan facility of up to US$23,350,000 (the "Loan Agreement").

Terms defined in the Loan Agreement shall have the same meaning when used herein.  I/We [—], [—] and [—], [each] being the Chief Financial Officer of the Borrower and the Corporate Guarantor, refer to Clause 8.1(e)(ii) of the Loan Agreement and hereby certify that, during the Accounting Period 01.01.20[...] to 31.12.20[...] and on the date hereof the Financial Covenants (Clause 16.11 of the Loan Agreement), are fully complied with:
1.	Financial Covenants:
(a)	Adjusted Net Worth: is US$[—]
(b)	Leverage Ratio: is [—]%
(c)	Liquid Funds: US$ [—]
(d)	EBITDA: is [—]; and
2.	Default: [No Default has occurred and is continuing]
or
[The following Default has occurred and in continuing:  [provide details of Default].  [The following steps are being taken to remedy it:  [provide details of steps being taken to remedy Default]].
We attach hereto the necessary documents supported by calculations setting out in reasonable detail the materials underling the statements made in this Compliance Certificate.
Signed: ______________
Name:  [……………....……]
Title:  Chief Financial Officer/Director

Schedule 4
Form of Insurance Letter
To:	[P&I Club] [—] [—]
From:	ECO SEVEN INC. of the Marshall Islands, c/o Central Mare Inc., 1, Vassilissis Sofias Str. & Meg. Alexandrou Str., Maroussi, Attica, Greece, Attention: [Chief Financial Officer]
[—] 20[—]
Dear Sirs
m.v. "[—]" (the "Vessel")
We are obtaining loan finance from Alpha Bank A.E., of Greece (the "Lender") secured (inter alia) by a first priority/preferred ship mortgage over the Vessel.  The Vessel's insurances will also be assigned to the Lender.
You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, THEO V. SIOUFAS & CO. LAW OFFICES, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece.  Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.
This letter and any non contractual obligations arising out of or connected with it shall be governed by and construed in accordance with English Law.

For and on behalf of Eco Seven Inc.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.
[INTENTIONALLY LEFT BLANK]

EXECUTION PAGE
THE BORROWER
SIGNED by Mr. Andreas Louka for and on behalf of ECO SEVEN INC. of the Marshall Islands in the presence of:	) ) ) ) ) )	/s/ Andreas Louka
Attorney-in-fact

Witness:	/s/ Lilian Kouleri
Name:	Lilian Kouleri
Address:	13 Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law

THE LENDER
SIGNED by Mr. Konstantinos Flokos and Mrs. Chrysanthi Papathanasopoulou ALPHA BANK A.E. of the Marshall Islands in the presence of:	) ) ) ) ) )	/s/ Konstantinos Flokos /s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Lilian Kouleri
Name:	Lilian Kouleri
Address:	13 Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law